CREDIT AGREEMENT

DATED AS OF OCTOBER 29, 2003

THERAGENICS CORPORATION

and

SOUTHTRUST BANK

iv

1156204 v6

EXHIBIT A.........         FORM OF COMPLIANCE CERTIFICATE
EXHIBIT B                   PERMITTED LIENS
SCHEDULE 6.1                BORROWER'S EXISTENCE
SCHEDULE 6.3                LIST OF NAMES USED BY BORROWER AND PERSONS ACQUIRED IN LAST SIX YEARS
SCHEDULE 6.5                ACTIONS PENDING
SCHEDULE 6.9                TAX MATTERS
SCHEDULE 6.12               LISTING OF REAL PROPERTY OWNED OR LEASED BY BORROWER
SCHEDULE 6.16               LISTING OF PATENTS, COPYRIGHTS, ETC.
SCHEDULE 6.18               ENVIRONMENTAL MATTERS
SCHEDULE 6.22               INSURANCE POLICIES IN EFFECT
SCHEDULE 6.24               MATERIAL CONTRACTS CONSTITUTING PART OF THE EXCLUDED COLLATERAL
SCHEDULE 7.1(O)             APPROVED BANK ACCOUNTS
SCHEDULE 7.2(L)             LISTING OF AGREEMENTS CURRENTLY IN EFFECT WITH AFFILIATES AND PERMITTED POST-CLOSING

(Theragenics Corporation undertakes to supplementally furnish to the Securities and Exchange Commission a copy of omitted schedules upon request.)

1147684 v3 9

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT (this “Agreement”), dated as of October 29, 2003, is made by and between THERAGENICS CORPORATION, a Delaware corporation (the “Borrower”), and SOUTHTRUST BANK, an Alabama banking corporation (the “Bank”). As used herein, capitalized words and phrases shall have the meanings ascribed thereto in Article I of this Agreement.

W I T N E S S E T H:

        WHEREAS, Borrower has requested that Bank extend certain credit to Borrower, and Bank is willing to do so on the condition that, among other things, Borrower enters into this Agreement, and, subject to the terms and conditions of this Agreement, Bank has agreed to extend to Borrower a line of credit loan of up to Forty Million and 00/100 Dollars ($40,000,000.00), including a sub-limit for letters of credit of up to Five Million and 00/100 Dollars ($5,000,000.00).

        NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.........

1. DEFINITIONS.

1.1 Defined Terms. As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

..................."Accumulated Funding Deficiency" has the meaning set forth in Section 302 of ERISA.

        “Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (i) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of five percent (5%) or more of the Equity Interests or Voting Power of such Person.

        “Advance” means each loan of money or credit made or extended to or for the benefit of Borrower by Bank pursuant to this Agreement.

        “Advancement Termination Date” means the earlier of (i) the Revolving Loan Maturity Date, or (ii) the date of the occurrence of an Event of Default.

        “Affiliate” means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person (and a Person shall be deemed to have control if such Person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of an applicable Person).

        “Agreement” means this Credit Agreement, as amended or supplemented from time to time.

        “ALTA” means the American Land Title Association.

        “Annualized Rolling Period” means the period from the date one year prior to the applicable date through the applicable date.

        “Applicable Margin” means a percentage based upon Borrower’s ratio of Liabilities to Tangible Net Worth, as follows:

      Ratio of Liabilities to Tangible Net Worth Applicable Margin

Less than or equal to 0.25 to 1.0 1.0%

Greater than 0.25 to 1.0 1.25%

“Asset Disposition” means any sale, assignment, transfer or other disposition of any assets, business units or other properties (including any interests in property or securities), excluding (i) sales of inventory in the Ordinary Course of Business, and (ii) the sale or exchange of used, obsolete, worn out or surplus equipment to the extent (x) the proceeds of such sale are applied towards, or such equipment is exchanged for, similar replacement equipment, or (y) such equipment is no longer useful for the operations in the Ordinary Course of Business.

        “Assigned Agreements” means all leases, contracts, agreements, Documents, Instruments and Chattel Paper included in the Collateral.

        “Assigned Leases” means all leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof, including the Rents.

        “Assignment of Rents” means any and all Assignments of Rents and Leases at any time executed and delivered by Borrower in favor of Bank, and includes any and all extensions, revisions, modifications or amendments at any time made thereto.

        “Attorneys’ Fees” means attorneys’ fees actually incurred at ordinary and customary rates.

        “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time.

        “Bank” means SouthTrust Bank, an Alabama banking corporation.

        “Bank’s Lien” means the Lien granted to Bank by Borrower pursuant to this Agreement and the other Security Documents.

        “Bankruptcy Law” means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and “Bankruptcy” means the commencement of any case or other action for relief under Bankruptcy Law.

        “Base Rate” means the rate of interest periodically designated by Bank as its Base Rate. The Base Rate is not necessarily the lowest interest rate charged by Bank.

        “Base Rate Notice” means a written notice given to Bank by a Borrower’s Representative providing for Borrower’s election for a LIBOR Rate Borrowing to no longer bear interest at, as applicable, the 30-Day Adjusted LIBOR Rate, the 60-Day Adjusted LIBOR Rate or the 90-Day Adjusted LIBOR Rate, such notice to be given at least two (2) Business Days prior to the expiration of the applicable LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank’s discretion, if any such Base Rate Notice is not timely received or is otherwise not properly made, such Base Rate Notice, at Bank’s election, shall not be effective.

        “Borrower” means Theragenics Corporation, a Delaware corporation.

        “Borrower Parties” means Borrower and any other Person that hereafter becomes a party to this Agreement and/or any other Loan Document, and which Person is responsible in whole or in part for any of the Obligations pursuant to an agreement in form and substance satisfactory to Bank and executed by Borrower, such Borrower Party and Bank (it being acknowledged that Borrower is the only Borrower Party as of the date of this Agreement).

        “Borrower’s Closing Certificate” means a certificate in form and substance acceptable to Bank and signed by a duly authorized representative of Borrower.

        “Borrower’s Interest” means all right, title and interest of Borrower of whatever kind, nature or description.

        “Borrower’s Representatives” means the president, chief executive officer, chief financial officer, and controller of Borrower, and any other Person designated by Borrower as Borrower’s Representatives under this Agreement.

        “Business Day” means any day of the year, other than Saturday or Sunday, on which dealings in United States Dollars are carried on in the London interbank market and banks open for business in Atlanta, Georgia are not required or authorized to close.

        “Capital Expenditures” means, without duplication, the sum of (i) all expenditures made by a Person, directly or indirectly, for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with Generally Accepted Accounting Principles, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (ii) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

        “Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles.

        “Cash Collateral Account” means the special cash collateral account established pursuant to Section 3.3 of this Agreement.

        “Cash Equivalents” means (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, or capable of being readily traded, (ii) commercial paper issued by any Person organized under the Laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Services (“S&P”) or at least “P-1” or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”), (iii) time deposits (which shall not include demand deposit accounts) and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the Laws of the United States of America or any state thereof that has combined capital and surplus of at lest $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services or at least “A2” or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, (v) money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above, and (vi) annuity investments with a maturity date of no more than three (3) years, in an investment fund the substantial majority of whose assets consist of bonds issued by corporations having an unsecured debt rating of “BBB” or better from either S&P or Moody’s, or other cash equivalents described in clauses (i) through (v) above.

        “Cash Management Agreement” means any and all cash management or similar agreements entered into or in effect between Borrower and Bank during the term of this Agreement.

        “Casualty or Condemnation Event” means, with respect to any property of Borrower, any loss of, damage to or condemnation or other taking of, such property for which Borrower is entitled to receive, or receives, insurance proceeds, condemnation proceeds or other similar proceeds or awards.

        “Change in Control” means an event or series of events by which (i) any Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of Borrower representing Voting Power having the right to elect at least 20% of the members of the Governing Body of Borrower; or (ii) the Governing Body of Borrower shall cease to consist of a majority of the individuals who constituted the Governing Body of Borrower as of the date of this Agreement or who shall have become a member thereof subsequent to the date of this Agreement after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Governing Body of Borrower as of the date of this Agreement (or their replacements approved as herein required).

        “Closing” means the time and place of actual execution and delivery of this Agreement, the Note, and except as waived by Bank, the other documents, instruments, and things required by Section 5.1 hereof.

        “Collateral” means, subject to the limitations in Section 8.1(C), all of the assets of Borrower of every kind, nature and description, wherever located, whether now owned or hereafter acquired, including the following:

(A)	The Mortgaged Property;

(B)	The Assigned Leases and the Rents;

(C)

All amounts that may be owing from time to time by Bank to Borrower in any capacity, including, without limitation, any balance or share belonging to Borrower, of any Deposit Accounts or other account with Bank;

(D)

All of Borrower’s assets which are or may be subject to Article 9 of the Uniform Commercial Code, together with all replacements therefor, additions and accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:

(1)	Accounts (including, without limitation, notes, drafts, acceptances, letters of credit, and other rights to payment);

(2)	The Cash Collateral Account, including all monies or securities held in the Cash Collateral Account from time to time;

(3)	Chattel Paper;

(4)	Commercial Tort Claims;

(5)	Deposit Accounts;

(6)	Documents;

(7)	Equipment;

(8)	General Intangibles;

(9)	Goods;

(10)	Instruments;

(11)	Inventory;

(12)	Investment Property;

(13)	Letter-of-Credit Rights;

(14)	Payment Intangibles;

(15)	Software;

(16)	Supporting Obligations;

(17)	Rights as seller of Goods and rights to returned or repossessed Goods;

(18)

All existing and future leases and use agreements of personal property entered into by Borrower as lessor with other Persons as lessees, including without limitation the right to receive and collect all rentals and other monies, including security deposits, at any time payable under such leases and agreements;

(19)

Any existing and future leases and use agreements of personal property entered into by Borrower as lessee with other Persons as lessors, including without limitation the leasehold interest of Borrower in such property, and all options to purchase such property or to extend any such lease or agreement;

(20)	All fixtures of Borrower (including, but not limited to, all fixtures now or hereafter located on the Mortgaged Property);

(21)

All moneys of Borrower and all bank accounts, deposit accounts, lock boxes and other accounts in which such moneys may at any time be on deposit or held and all investments or securities in which such moneys may at any time be invested and all certificates, instruments and documents from time to time representing or evidencing any of the same;

(22)	All claims of Borrower in any pending litigation and/or claims for any insurance proceeds;

(23)	All Records pertaining to any of the Collateral;

(E)	Any and all other assets of Borrower of any kind, nature, or description and which are intended to serve as collateral for the Loan under any one or more of the Security Documents; and

(F)

All interest, dividends, Proceeds, products, rents, royalties, issues and profits of any of the property described above and all notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by Bank for or on behalf of Borrower in substitution for or in addition to any of said property.

        “Commitment Letter” means the commitment letter dated October 15, 2003 from Bank to Borrower.

        “Compliance Certificate” means a fully completed and duly executed certificate delivered by Borrower to Bank and in the form attached hereto as Exhibit “A”.

        “Debt Issuance” means the issuance or sale by Borrower of any debt securities, whether in a public offering of such securities or otherwise.

        “Default” means the occurrence of an event described in Section 9.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

        “Default Costs” means all Indemnified Losses incurred by Bank by reason of a Default.

        “Default Rate” means a variable per annum rate of interest equal to the lesser of (1) two percent (2%) in excess of the Interest Rate then in effect, or (2) the maximum rate allowed by applicable Laws.

        “Deposit Accounts” means all bank accounts and other deposit accounts and lock boxes included in the Collateral or established for the benefit of Bank pursuant to the terms of any of the Loan Documents.

        “DOE Contract” means that certain Sub-Lease Agreement dated March 25, 1999, between Borrower and the Community Reuse Organization of Tennessee, as the same may be amended, modified, supplemented, restated, renewed or extended form time to time.

        “Drug Laws” means all Laws of any Jurisdiction relating to the manufacture, production, distribution, or development of drugs and drug products, including without limitation, the Federal Food, Drug and Cosmetic Act.

        “Eligible Assignee” means (i) an Affiliate of Bank, (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit, so long as such Person or its assets are administered or managed by Bank or an Affiliate of Bank, (iii) any Person that is an assignee as a successor to the commercial lending business operated by Bank, or (iv) any other Person approved by Bank and Borrower, such approval not to be unreasonably withheld or delayed.

        “Eligible Participant” means (i) an Affiliate of Bank; (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $250,000,000.00; (iii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $250,000,000.00; (iv) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) organized under the laws of the United States, or any State thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having combined capital and surplus of at least $250,000,000.00; and (v) any other Person approved by Bank and Borrower, such approval not to be unreasonably withheld or delayed.

        “Environmental Laws” means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

        “Equity Agreements” means any and all agreements of whatever kind by, between or among Borrower and the Equity Owners of Borrower and relating to the Equity Interests.

        “Equity Interests” means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

        “Equity Issuance” means (i) the issuance, sale or other disposition by Borrower of its Equity Interests, any rights, warrants or options to purchase or acquire any Equity Interests, or any other security or instrument representing, convertible into or exchangeable for any Equity Interest in Borrower, and (ii) the receipt by Borrower of any capital contribution (whether or not evidenced by any security or instrument); provided, however, that the term “Equity Issuance” shall not include (x) any rights, warrants or options issued to directors, officers or employees of Borrower pursuant to bona fide employee benefit plans established in the Ordinary Course of Business and any capital stock issued upon the exercise thereof, or (y) any Equity Interest issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price.

        “Equity Owner” means any Person owning an Equity Interest.

        “Equity Owners’ Equity” means, at any time, the sum of the following accounts set forth in a balance sheet of Borrower, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles consistently applied:

(A)     The par or stated value of all outstanding Equity Interests;

(B)     Capital surplus; and

(C)     Retained earnings.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

        “ERISA Affiliate” means any Person that would be treated as a single employer with Borrower or any of its subsidiaries pursuant to Section 414(b) or 414(c) of the Internal Revenue Code.

        “ERISA Event” means any of the following with respect to a Plan that is maintained or contributed to by Borrower or an ERISA Affiliate: (i) the occurrence of a Reportable Event, (ii) the occurrence of a complete or partial withdrawal (within the meaning of Section 4201(a) of ERISA) by Borrower or any ERISA Affiliate from a Plan that results in liability under ERISA, or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA or that it intends to terminate or has terminated under ERISA, (iii) the distribution by Borrower or any ERISA Affiliate under ERISA of a notice of intent to terminate any Plan pursuant to Section 4041(a) of ERISA or the taking of any action to terminate any Plan governed by Title IV of ERISA, (iv) the commencement of proceedings by the PBGC under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under ERISA, or the imposition or threatened imposition of any Lien upon any assets of Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a Prohibited Transaction by Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which Borrower or any of its ERISA Affiliates is directly or indirectly liable, (ix) the adoption of an amendment to any Plan that, pursuant to the Internal Revenue Code, results in the loss of the tax-exempt status of the trust of which such Plan is a part, or (x) Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with Section 401(a)(29) of the Internal Revenue Code.

        “Event of Default” means the occurrence of an event described in Section 9.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 9.1.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

        “Excluded Property” means the DOE Contract and the leasehold interest of Borrower in the Oak Ridge, Tennessee facility used to support Borrower’s production of isotopes, including palladium-103, utilizing the plasma separation technology being leased from the United States Department of Energy.

        “Existing Indebtedness” means Indebtedness of Borrower as reflected on the Most Recent Financial Statements, and which Indebtedness is not being paid or defeased with the proceeds of the Loan at Closing.

        “Existing Investments” means Investments of Borrower as reflected on the Most Recent Financial Statements.

        “Extraordinary Receipt” means any cash received by or paid to or for the account of Borrower not in the Ordinary Course of Business, including, without limitation, proceeds from dispositions of assets outside the Ordinary Course of Business, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

        “Fees” means the Unused Fee and the Letter of Credit Facility Fee.

        “Financial Covenant Default” means a Default arising out of Borrower’s failure to comply with any covenant provided under Section 7.3 of this Agreement.

        “Financial Statements” means the Most Recent Financial Statements and the income statements, balance sheets and other financial statements required to be delivered by Borrower in accordance with this Agreement.

        “Financing Statements” means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required hereunder or under any other Security Document.

        “Fiscal Year” means a twelve-month period of time commencing on the first day of January.

        “Fiscal Year-End” means the end of each Fiscal Year.

        “Generally Accepted Accounting Principles” means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to Bank by the applicable Person.

        “Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

        “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

        “Governmental Authority” means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over Bank, Borrower, or any property of any of them.

        “Hazardous Materials” and “Hazardous Substances” means “hazardous materials” and “hazardous substances” as defined under any applicable Environmental Law.

        “Improvements” means any improvements located on the Real Property (including, but not limited to the “Improvements” as defined in the Mortgage).

        “Income Tax Expense” means the income tax expense of Borrower for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

        “Incurable Default” means a Default set forth in paragraphs (D) through (L), inclusive, of Section 9.1 of this Agreement.

        “Indebtedness” means all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)	All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(B)	All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1)	to purchase such indebtedness; or

(2)

to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3)	to supply funds to or in any other manner invest in the debtor; and

(C)

All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed.

        “Indemnified Losses” means all damages, dues, penalties, fines, costs, amounts paid in settlement, taxes, losses, expenses, and fees, including court costs and Attorneys’ Fees and expenses.

        “Interest Rate” means the actual interest rate at which all or any portion of the outstanding principal amount of the Note bears interest from time to time during the term of the Note.

        “Investment” means any loan or advance to any Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

        “Jurisdiction” means each and every nation or any political subdivision thereof.

        “Land” means the “Land” as defined in the Mortgage.

        “Laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, whether now in effect or hereafter enacted.

        “Letter of Credit” means any letter of credit issued pursuant to Section 3.1 of this Agreement.

        “Letter of Credit Advances” means all amounts owing to Bank under any Letter of Credit Agreement, including, without limitation, all drafts paid by Bank under any Letter of Credit and with respect to which and to the extent that Bank has not been reimbursed.

        “Letter of Credit Agreement” means this Agreement and any other agreement of Borrower with Bank and relating to Borrower’s obligation to reimburse Bank with respect to amounts paid under any Letter of Credit and/or the granting of a Lien to Bank to secure any such obligation, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

        “Letter of Credit Commitment” means the commitment of Bank, subject to the terms of this Agreement, to issue for the account of Borrower Letters of Credit in a maximum stated amount at any time outstanding up to (i) the lesser of Five Million and 00/100 Dollars ($5,000,000.00), or the Unused Loan Commitment, minus (ii) the aggregate Available Amount under any outstanding Letters of Credit.

        “Letter of Credit Facility Fee” means a per annum fee payable by Borrower to Bank with respect to each Letter of Credit, such fee to be payable quarterly in advance upon the issuance of such Letter of Credit and on the first day of each fiscal quarter thereafter, so long as such Letter of Credit remains outstanding, and equal to one percent (1.0%) of the Available Amount of such Letter of Credit (with the fee for any partial Quarter being prorated for the actual number of days remaining in such Quarter before the scheduled expiry of such Letter of Credit, calculated on a 365/366-day basis, as applicable).

        “Liabilities” means all Indebtedness that, in accordance with Generally Accepted Accounting Principles, should be classified as liabilities on a balance sheet of a Person; provided however, that in calculating the financial ratio of Liabilities to Tangible Net Worth as set forth in Section 7.3(A), there shall be excluded from Liabilities any deferred tax liability to the extent the same appears on the balance sheet of Borrower and is attributable to deferred tax liability arising out of any Permitted Acquisition.

        “LIBOR Rate Borrowing” means any borrowing with respect to which Borrower has properly given a 30-Day LIBOR Rate Notice, a 60-Day LIBOR Rate Notice or a 90-Day LIBOR Rate Notice.

        “LIBOR Rate Interest Period” means any applicable 30-Day LIBOR Rate Interest Period, 60-Day LIBOR Rate Interest Period, or 90-Day LIBOR Rate Interest Period.

        “LIBOR Rate Notice” means any applicable 30-Day LIBOR Rate Notice, 60-Day LIBOR Rate Notice or 90-Day LIBOR Rate Notice.

        “Lien” means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other preferential arrangement of any nature whatsoever that is tantamount to a lien, including any conditional sale agreement or other title retention agreement.

        “Liquid Assets” means property not the subject of any Lien (other than the Bank’s Liens) or other restriction on transfer comprised of (i) securities traded on a nationally recognized securities exchange market in the United States, and (ii) Cash Equivalents.

        “Loan” means the loan and other extensions of credit, if any, being made by Bank to Borrower pursuant to this Agreement, including, but not limited to, the loan being advanced to Borrower in accordance with the terms of Article II of this Agreement, and the Letters of Credit.

        “Loan Advances” means all the Advances of the Loan.

        “Loan Amount” means Forty Million and 00/100 Dollars ($40,000,000.00); provided, however, that (i) upon five (5) Business Days’ prior written notice to Bank, Borrower may reduce the Loan Amount at any time in an aggregate amount of not less than $5,000,000 (or if greater in integral multiples of $1,000,000 in excess thereof), and (ii) the Loan Amount shall be automatically and permanently reduced by prepayments required under Section 2.6(B) of this Agreement.

        “Loan Commitment” means the commitment of Bank, subject to the terms of this Agreement, to lend Borrower up to the amount of the Loan Amount, less (A) the Available Amount of the Letters of Credit, (B) any outstanding Letter of Credit Advances, and (C) any prepayments of the Loan as and when required under Section 2.6(B) of this Agreement.

        “Loan Documents” means this Agreement, the Note, the Security Documents, the Borrower’s Closing Certificate and any and all other agreements, documents and instruments of any kind executed or delivered at or after the Closing in connection with, or evidencing, securing, guaranteeing or relating to, the Loan, whether heretofore, simultaneously herewith or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

        “Material Adverse Change” means the occurrence of an event giving rise to a Material Adverse Effect.

        “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower Party, (b) the ability of any Borrower Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (c) the priority of any Lien of Bank relating to a material part of the Collateral as provided under the terms of any Security Document.

        “Material Contract” means any contract or agreement to which any Borrower Party is a party (other than any employment contract entered into in the Ordinary Course of Business and Plans), by which any of them or their respective properties is bound or to which any of them is subject and that is required to be filed as an exhibit to Borrower’s registration statements or periodic reports (including on Forms 10-Q and 10-K) submitted to the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations from time to time promulgated thereunder, or under the Exchange Act.

        “Maturity Date” means October 29, 2006 (viz., the date three years from the date of this Agreement).

        “Month-End” means the last day of each calendar month during the term of this Agreement.

        “Mortgage” means any and all Mortgage and Security Agreements, Deeds of Trust, Deeds to Secure Debt or similar documents at any time executed and delivered by Borrower in favor of Bank, and includes any and all extensions, revisions, modifications or amendments at any time made thereto.

        “Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgage.

        “Most Recent Financial Statements” means the audited balance sheet and income statement of Borrower dated as of December 31, 2002, as supplemented by the financial statements filed with the Securities and Exchange Commission for the Quarter-Ends March 31, 2003 and June 30, 2003.

        “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

        “Net Cash Proceeds” means (i) in the case of any Equity Issuance or Debt Issuance, the aggregate cash payments received by Borrower less reasonable fees and expenses incurred by Borrower in connection therewith, (ii) in the case of any Casualty or Condemnation Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by Borrower in respect of such Casualty or Condemnation Event less (y) reasonable fees and expenses incurred by Borrower in connection therewith and (z) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty or Condemnation Event and any income or transfer taxes paid or payable by Borrower as a result of such Casualty or Condemnation Event, and (iii) in the case of any Asset Disposition, the aggregate cash payments received by Borrower in connection therewith, less (w) reasonable fees and expenses incurred by Borrower in connection therewith, (x) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such Property requires that such Indebtedness be repaid as a condition to such Asset Disposition, (y) any income or transfer taxes paid or payable by Borrower as a result of such Asset Disposition, and (z) a reasonable reserve for potential indemnification liability.

        “Net Income” means the net income of Borrower for the applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Receipts and any Income Tax Expense on such Extraordinary Receipts and any tax deductions or credits on account of such Extraordinary Receipts.

        “Non-Capitalized Lease” means any lease other than a Capitalized Lease.

        “Note” means that certain Line of Credit Note from Borrower to Bank of even date herewith, in the principal amount of $40,000,000.00, and includes any amendment to or modification or restatement of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

        “Notice of Issuance” means a notice from Borrower to Bank to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Bank with respect to the issuance of any Letter of Credit under this Agreement.

        “Obligations” means the obligations (including obligations of performance) and liabilities of any Borrower Party to Bank of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of, incurred pursuant to and/or in connection with any Loan Document, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A)     To pay the principal of and interest on the Note in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, restatements and renewals thereof and substitutions therefor;

(B)     To pay, repay or reimburse Bank for all amounts owing hereunder and/or under any of the other Loan Documents, including the Reimbursement Obligation and all Indemnified Losses and Default Costs;

(C)     To pay, repay or reimburse to Bank all obligations under any agreements with Bank designed to provide protection for fluctuations in interest rates, exchange rates, or forward rates, including, without limitation, interest rate exchange agreements, foreign currency exchange agreements, foreign rate currency or interest rate options, puts, warrants, and those commonly known as interest rate “swap” agreements, and any interest rate cap or collar protection agreements; and

(D)     To reimburse Bank, on demand, for all of Bank’s expenses and costs, including the fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B), and (C).

        “Ordinary Course of Business” means an action taken by a Person only if:

(A)     Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(B)     Such action is not required to be authorized by the Governing Body of such Person; and

(C)     Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" means (i) the certificate or articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization or formation and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

        “Participant” means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank with respect to all or a portion of its rights and obligations under this Agreement.

        “Payment Default” means a Default that can be cured with the payment of money.

        “Payment Due Date” means, with respect to Loan Advances bearing interest at the Base Rate, the first (1st) day of each month during the term of this Agreement, and with respect to Loan advances bearing interest at a 30-Day Adjusted LIBOR Rate, 60-Day Adjusted LIBOR Rate or 90-Day Adjusted LIBOR Rate, the last day of the relevant interest period.

        “Permitted Acquisition” means any Acquisition if (i) the business acquired is a Permitted Line of Business; (ii) any securities given as consideration therewith are securities of Borrower; (iii) immediately after the Acquisition, the business so acquired (and the assets constituting such business) shall be owned and operated by Borrower or another Borrower Party; and (iv) Borrower shall have delivered to Bank a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, such Acquisition would not give rise to a Default as of the consummation of the Acquisition, or a Financial Covenant Default as of the four Quarter-Ends immediately following the Acquisition based on such pro-forma projections.

      “Permitted Indebtedness” means:

(A)     The Loan;

(B)     The Existing Indebtedness;

(C)     Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any;

(D)     Indebtedness incurred in Borrower’s Ordinary Course of Business and not incurred through the borrowing of money, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien; and

    (E)        During the 90-day period prior to the Maturity Date, and thereafter, Indebtedness in the form of reimbursement obligations owing from time to time to the issuer of any letter(s) of credit obtained by Borrower to replace one or more expiring Letters of Credit issued hereunder; and

(F)     Indebtedness not otherwise described in clauses (A) through (E) of this definition, not to exceed $5,000,000 at any time outstanding.

         “Permitted Investments” means:

(A)     Cash Equivalents;

(B)     Purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business;

(C)     Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;

(D)     Without duplication, Investments consisting of Permitted Indebtedness;

(E)     Existing Investments;

(F)     Other Investments made in accordance with Borrower’s investment policy as in effect on the date of this Agreement, or as it may be amended with the Bank’s prior written consent, which will not be unreasonably withheld, delayed or conditioned;

(G)     Investments which are Permitted Acquisitions; and

(H)     Investments (other than Investments specified in clauses (A) through (G) above) in an aggregate amount that shall not exceed the Threshold Amount for all such Investments during each Fiscal Year; and

(I)     Any other Investments that may be approved in writing by Bank from time to time.

         “Permitted Liens” means:

(A)	Bank’s Lien;

(B)	Those Liens identified on the attached Exhibit “B”;

(C)

The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

(1)

if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles:

(a)	Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

(b)	Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(c)	Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

(d)	Adverse judgments on appeal or covered by insurance (except for permitted deductibles);

(2)

Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(3)

Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; and

(4)	Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets;

(D)

Easements arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

    (E)        Prior to execution and delivery of the Mortgage, all Liens of record as of the date of Closing against the real property owned by Borrower;

    (F)        After execution and delivery of the Mortgage, Liens set forth in the Title Insurance Policy and approved by Bank;

(G)     purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

    (H)        Liens in the form of cash collateral required by the issuer of any letter of credit permitted by clause (E) of the definition of “Permitted Indebtedness”;

(I)     Liens in the form of Capitalized Leases, provided that the total amount of Indebtedness secured by such Liens at any time outstanding, together with other Indebtedness incurred and then outstanding pursuant to clause (F) of the definition of “Indebtedness”, shall not exceed $5,000,000;

(J)     “Governmental Use” rights of the United States government under the terms of the DOE Contract; and

(K)     Liens not otherwise permitted under clauses (A) through (J) of this definition, securing obligations not exceeding the Threshold Amount at any time outstanding.

        “Permitted Line of Business” means the business engaged in by Borrower as of the date of this Agreement, and businesses reasonably ancillary thereto.

      “Permitted Transfers of Assets” means:

(A)     Sales of Inventory in the Ordinary Course of Business;

(B)     The sale or exchange of used, obsolete, worn out or surplus Equipment to the extent (y) the Net Cash Proceeds of such sale are applied as a prepayment of the Loan or to purchase other Tangible Property used in the business of any Borrower Party as provided in Section 2.6(B) hereof, or such Equipment is exchanged for, similar replacement Equipment, or (z) such Equipment is no longer necessary for the operations of Borrower in the Ordinary Course of Business; and

(C)     The sale or disposition of assets outside the Ordinary Course of Business in an aggregate amount that shall not exceed the Threshold Amount for all such sales or dispositions during each Fiscal Year.

        “Person” means any individual, corporation, partnership, limited partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

        “Petroleum Products” means “petroleum products” as defined under any applicable Environmental Law.

        “Place for Payment” means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

        “Plans” means all Single Employer Plans and multi-employer plans.

        “Prohibited Transaction” means a transaction described in Section 406 of ERISA as to which an exemption described in Section 408 of ERISA does not apply.

        “Purchase Order” means a valid and binding order for goods to be purchased from Borrower, which order shall be evidenced by an executed purchase order of the respective Purchaser.

        “Purchaser” means any buyer or lessee of Inventory from Borrower, any customer for whom services have been rendered or materials furnished by Borrower, and any other Person that is now or may become obligated to Borrower on an Account.

        “Quarter” means a period of time of three consecutive calendar months.

        “Quarter-End” means the last day of each of March, June, September, and December.

        “Real Property” means the real property owned by Borrower or in which Borrower has a leasehold interest, which Real Property is described on Schedule 6.12 of this Agreement.

        “Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

        “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        “Regulation T”, “Regulation U”, and “Regulation X” means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        “Reimbursement Obligation” means the obligation of Borrower to pay the amounts required under Section 3.2 of this Agreement.

        “Rents” means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

        “Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA, but excluding events for which reporting has been waived.

        “Reserve Requirement” with respect to a LIBOR Rate Interest Period means the weighted average during the LIBOR Rate Interest Period of the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during the LIBOR Rate Interest Period) which is imposed under Regulation D.

        “Responsible Officer” means, individually or collectively, the president, chief executive officer, chief financial officer, and general counsel of Borrower.

        “Security Documents” means all documents or instruments of any kind executed or delivered in connection with the Loan, whether delivered prior to, at, or after the Closing, wherein Bank is granted a Lien in Borrower’s assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications, restatements or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Mortgage, the Assignment of Rents and the Financing Statements.

        “Single-Employer Plans” has the meaning set forth in Section 3(41) of ERISA.

        “Solid Wastes” means “solid wastes” as defined under any applicable Environmental Law.

        “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        “Subordinated Debt” means any Indebtedness of Borrower the subject of a subordination agreement acceptable to and approved by Bank (which approval shall not be unreasonably withheld, conditioned or delayed), provided that any such agreement shall provide, at a minimum, that (a) the Indebtedness owed by Borrower to any Third Person is expressly subordinated and made junior in right and time of payment to the Obligations of Borrower under the Loan Documents, and (b) that such Indebtedness shall not permit any payment of principal if such payment would give rise to a Financial Covenant Default, and shall have covenants and undertakings that, taken as a whole, are less restrictive than those contained in the Loan Documents.

        “Subsidiary” means, as to any Person (the “first person”), another Person (the “second person”) with respect to which such first person directly or indirectly through one or more intermediaries, controls such second person (and a first person shall be deemed to have control if such first person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of the second person).

        “Tangible Net Worth” means, at any time with respect to an applicable Person, Equity Owners’ Equity, plus Subordinated Debt, less the sum of:

(A)     Any surplus resulting from any write-up of assets subsequent to the date of Closing;

(B)     Goodwill, including any amounts, however designated on a balance sheet of such Person, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of such Person;

(C)     Patents, trademarks, trade names and copyrights;

(D)     Any amount at which shares of Equity Interests of such Person appear as an asset on such Person’s balance sheet;

(E)     Loans and advances to Affiliates, stockholders, directors, officers or employees (other than Subordinated Debt);

(F)     Deferred expenses;

(G)     Equity investments in Affiliates of any nature; and

(H)     Any other amount in respect of an intangible that, in accordance with Generally Accepted Accounting Principles, should be classified as an asset on a balance sheet of such Person.

        “Tangible Property” means all equipment, machinery, goods, furniture, furnishings, fixtures, supplies, tools, materials, vehicles, books, records, and other tangible personal property that are part of the Collateral.

        “Third Person” means a Person not a party to this Agreement.

      “Threshold Amount” means $500,000.00.

        “Title Insurance Company” means a title insurance company reasonably acceptable to Bank in its discretion and authorized under applicable Law to issue a Title Insurance Policy.

        “Title Insurance Policy” means one or more standard ALTA form title insurance policies with respect to the Mortgaged Property and acceptable to Bank in its discretion, issued by a Title Insurance Company to Bank upon the Mortgaged Property, subject only to those exceptions and matters of title acceptable to Bank, in Bank’s discretion, including the Permitted Liens.

        “Trigger Event” means the occurrence of an Event of Default which arises out of a Payment Default, a Financial Covenant Default, or an Incurable Default.

        “Trigger Event Notice” means a writing from Bank to Borrower giving notice that a Trigger Event has occurred.

        “Unsecured Indebtedness” means Indebtedness not secured by any Lien.

        “Unused Fee” means the fee payable by Borrower to Bank in arrears on each Quarter-End, as determined by Bank as of such Quarter-End in an amount equal to the product of (i) one-quarter of one percent (0.25%), multiplied by (ii) the daily average of the Unused Loan Commitment during such Quarter, divided by (iii) four (4); provided that the Unused Fee for any partial Quarter shall be prorated for the actual number of days between the date such fee is payable to the most recent Quarter-End to which such fee has been paid or, if no such fee has yet been paid, to the date of the Closing.

        “Unused Loan Commitment” means, at any time (a) the Loan Commitment at such time, minus (b) the aggregate principal amount of all Loan Advances and Letter of Credit Advances outstanding at such time.

        “Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

        “30-Day Adjusted LIBOR Rate” means, for each respective 30-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 30-Day LIBOR Rate, plus (ii) the Applicable Margin.

        “30-Day LIBOR Rate” means, as applicable to each respective 30-Day LIBOR Rate Interest Period, a per annum rate of interest equal to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 100th of 1%) by dividing (A) the London Interbank Offered Rate (“LIBOR”) for a period of one month as determined by Bank from Telerate (or such other source as Bank may select if such a rate index is not available from Telerate), by (B) 1.00 minus any Reserve Requirement for the 30-Day LIBOR Rate Interest Period (expressed as a decimal).

        “30-Day LIBOR Rate Interest Period” means a period of one month from the first day of the applicable 30-Day LIBOR Rate Interest Period to the date one month thereafter, and with respect to which a 30-Day LIBOR Rate Notice has been given.

        “30-Day LIBOR Rate Notice” means a written notice given to Bank by a Borrower’s Representative providing for Borrower’s election for all or any portion (but if a portion, in increments of not less than $1,000,000.00) of the outstanding principal balance of the Note to bear interest at the applicable 30-Day Adjusted LIBOR Rate for a 30-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 30-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank’s discretion, (i) in no event may any 30-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 30-Day Adjusted LIBOR Rate be elected at any time when the corresponding 30-Day LIBOR Rate Interest Period would extend beyond the Maturity Date, (iii) if any such 30-Day LIBOR Rate Notice would cause there to be more than four (4) Interest Rates in effect with respect to the Note on the day of the commencement of the applicable 30-Day LIBOR Rate Interest Period, then such 30-Day LIBOR Rate Notice shall not be effective with respect to such Note, and (iv) if any such 30-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 30-Day LIBOR Rate Notice, at Bank’s election, shall not be effective.

        “60-Day Adjusted LIBOR Rate” means, for each respective 60-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 60-Day LIBOR Rate, plus (ii) the Applicable Margin.

        “60-Day LIBOR Rate” means, as applicable to each respective 60-Day LIBOR Rate Interest Period, a per annum rate of interest equal to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 100th of 1%) by dividing (A) the London Interbank Offered Rate (“LIBOR”) for a period of two (2) months as determined by Bank from Telerate (or such other source as Bank may select if such a rate index is not available from Telerate), by (B) 1.00 minus any Reserve Requirement for the 60-Day LIBOR Rate Interest Period (expressed as a decimal).

        “60-Day LIBOR Rate Interest Period” means a period of two months from the first day of the applicable 60-Day LIBOR Rate Interest Period to the date two months thereafter, and with respect to which a 60-Day LIBOR Rate Notice has been given.

        “60-Day LIBOR Rate Notice” means a written notice given to Bank by a Borrower’s Representative providing for Borrower’s election for all or any portion (but if a portion, in increments of not less than $1,000,000.00) of the outstanding principal balance of the Note to bear interest at the applicable 60-Day Adjusted LIBOR Rate for a 60-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 60-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank’s discretion, (i) in no event may any 60-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 60-Day Adjusted LIBOR Rate be elected at any time when the corresponding 60-Day LIBOR Rate Interest Period would extend beyond the Maturity Date, (iii) if any such 60-Day LIBOR Rate Notice would cause there to be more than four (4) Interest Rates in effect with respect to the Note on the day of the commencement of the applicable 60-Day LIBOR Rate Interest Period, then such 60-Day LIBOR Rate Notice shall not be effective with respect to such Note, and (iv) if any such 60-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 60-Day LIBOR Rate Notice, at Bank’s election, shall not be effective.

        “90-Day Adjusted LIBOR Rate” means, for each respective 90-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 90-Day LIBOR Rate, plus (ii) the Applicable Margin.

        “90-Day LIBOR Rate” means, as applicable to each respective 90-Day LIBOR Rate Interest Period, a per annum rate of interest equal to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 100th of 1%) by dividing (A) the London Interbank Offered Rate (“LIBOR”) for a period of three (3) months as determined by Bank from Telerate (or such other source as Bank may select if such a rate index is not available from Telerate), by (B) 1.00 minus any Reserve Requirement for the 90-Day LIBOR Rate Interest Period (expressed as a decimal).

        “90-Day LIBOR Rate Interest Period” means a period of three months from the first day of the applicable 90-Day LIBOR Rate Interest Period to the date three months thereafter, and with respect to which a 90-Day LIBOR Rate Notice has been given.

        “90-Day LIBOR Rate Notice” means a written notice given to Bank by a Borrower’s Representative providing for Borrower’s election for all or any portion (but if a portion, in increments of not less than $1,000,000.00) of the outstanding principal balance of the Note to bear interest at the applicable 90-Day Adjusted LIBOR Rate for a 90-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 90-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank’s discretion, (i) in no event may any 90-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 90-Day Adjusted LIBOR Rate be elected at any time when the corresponding 90-Day LIBOR Rate Interest Period would extend beyond the Maturity Date, (iii) if any such 90-Day LIBOR Rate Notice would cause there to be more than four (4) Interest Rates in effect with respect to the Note on the day of the commencement of the applicable 90-Day LIBOR Rate Interest Period, then such 90-Day LIBOR Rate Notice shall not be effective with respect to such Note, and (iv) if any such 90-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 90-Day LIBOR Rate Notice, at Bank’s election, shall not be effective.

        “Without Notice” means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be required under applicable Laws or by express provision of any Loan Document.

1.2 Accounting Terms. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.3 UCC Terms. As used herein, unless the context clearly requires to the contrary, terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such capitalized words and phrases shall have the meanings attributed to those terms under such other Jurisdiction).

1.4 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, use of the terms “herein”, “hereof”, and “hereunder” shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided, and the word “discretion” means in the sole and absolute discretion of the applicable Person(s).

1.5 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “through and including”.

1.6 Reference to Borrower Party. Any reference in this Agreement to “Borrower Party” shall mean each and any Borrower Party, singularly, and any reference to “Borrower Parties” shall mean all Borrower Parties, collectively.

1.7 Computation of Applicable Margin and Financial Covenants.

(A)     For purposes of computation of the Applicable Margin, such computation shall be determined by Bank as of each Quarter-End, based on the Compliance Certificate most recently delivered by Borrower in accordance with the terms of this Agreement (provided that should Borrower fail to timely deliver a required Compliance Certificate, Bank at its option may adjust the Applicable Margin to the highest applicable percentage as of the date the Compliance Certificate was due to be delivered). Each change in the Applicable Margin shall be effective on the first Business Day after the earliest of receipt by Bank of the applicable Compliance Certificate and the due date of such Compliance Certificate. Until the Quarter-End after which Closing occurs, the Applicable Margin shall be determined by reference to a Compliance Certificate delivered by Borrower at Closing, setting forth the ratio of Total Liabilities to Tangible Net Worth as of the most recent Quarter-End for which Borrower’s financial statements are available.

(B)     For purposes of computation of the financial covenants set forth in this Agreement, such computation shall be (i) determined by Bank as of each Quarter-End, based on the Compliance Certificate most recently delivered by Borrower in accordance with the terms of this Agreement, and (ii) based on an Annualized Rolling Period, if applicable.

ARTICLE II

2.     THE LOAN

2.1 General Terms. Subject to the terms hereof, Bank will lend Borrower, from time to time until the Advancement Termination Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding, the Loan Commitment. Subject to the terms hereof, Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Advancement Termination Date. If at any time the unpaid principal balance of the Loan exceeds the amount Borrower could borrow at such time as set forth herein, Borrower shall immediately upon demand of Bank pay or cause to be paid such amounts to Bank, to the extent necessary to reduce the Loan to an amount which Borrower could borrow at that time.

2.2 Disbursement of the Loan.

(A)     Bank will credit or pay the proceeds of each Loan Advance to Borrower’s deposit account with Bank, or in such other manner as Borrower and Bank may agree.

(B)     Except as otherwise provided in a Cash Management Agreement or otherwise agreed in writing between Borrower and Bank, in order to obtain a Loan Advance, a Borrower’s Representative shall notify Bank not later than 1:00 p.m. (Atlanta, Georgia time) on the Business Day before such Loan Advance is sought, specifying the date on which such Loan Advance is sought and the requested amount of the Loan Advance. Upon Bank’s receipt of such notice and upon satisfaction of the terms and conditions of this Agreement, Bank will make such funds available to Borrower as provided for above, by 10:00 a.m. (Atlanta, Georgia time) on the date for which the Loan Advance is requested. Notwithstanding anything contained herein to the contrary, Borrower shall not be entitled to receive nor shall Bank be required to disburse any Loan Advance after the Advancement Termination Date.

2.3 The Note. Borrower's obligation to repay the Loan shall be evidenced by the Note. 2.4 Interest Rate. Interest on the Loan shall be calculated as follows:

(A)     During the entire term of the Note, except with respect to LIBOR Rate Borrowings, the outstanding principal balance of the Note shall bear interest at the Base Rate, to float daily with any change in the Base Rate.

(B)     A Borrower’s Representative may from time to time deliver to Bank (i) a 30-Day LIBOR Rate Notice, in which case the applicable LIBOR Rate Borrowing shall bear interest at the applicable 30-Day Adjusted LIBOR Rate during the applicable 30-Day LIBOR Rate Interest Period, (ii) a 60-Day LIBOR Rate Notice, in which case the applicable LIBOR Rate Borrowing shall bear interest at the applicable 60-Day Adjusted LIBOR Rate during the applicable 60-Day LIBOR Rate Interest Period, or (iii) a 90-Day LIBOR Rate Notice, in which case the applicable LIBOR Rate Borrowing shall bear interest at the applicable 90-Day Adjusted LIBOR Rate during the applicable 90-Day LIBOR Rate Interest Period. Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower’s Representative shall not have timely and properly delivered a Base Rate Notice or a LIBOR Rate Notice for a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then (i) any LIBOR Rate Borrowing bearing interest at the 30-Day Adjusted LIBOR Rate shall bear interest at the applicable 30-Day Adjusted LIBOR Rate during the next applicable 30-Day LIBOR Rate Interest Period, (ii) any LIBOR Rate Borrowing bearing interest at the 60-Day Adjusted LIBOR Rate shall bear interest at the applicable 60-Day Adjusted LIBOR Rate during the next applicable 60-Day LIBOR Rate Interest Period, and (iii) any LIBOR Rate Borrowing bearing interest at the 90-Day Adjusted LIBOR Rate shall bear interest at the applicable 90-Day Adjusted LIBOR Rate during the next applicable 90-Day LIBOR Rate Interest Period.

2.5 Payments of Principal and Interest. Principal and interest on the Loan shall be payable as follows:

(A)     On the first Payment Due Date following the date of the Note, and on each successive Payment Due Date thereafter until the entire indebtedness evidenced by the Note is paid in full, Borrower shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Note.

(B)     If not earlier demanded pursuant to Section 9.3 hereof, the outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Maturity Date.

2.6 Prepayment.

(A)     Borrower may prepay or cause to be prepaid the principal of the Loan in whole or, from time to time, in part, without premium or penalty.

(B)     Except as may otherwise be expressly provided for in the Loan Documents to the contrary or waived by Bank in its discretion, (i) promptly upon receipt of any Net Cash Proceeds arising from a Debt Issuance other than Permitted Indebtedness or an Equity Issuance, Borrower shall pay such Net Cash Proceeds to Bank as a prepayment of the Loan; and (ii) on a date not later than six (6) months from receipt of any Net Cash Proceeds arising from an Asset Disposition other than Permitted Transfers of Assets, or a Casualty or Condemnation Event in excess of the Threshold Amount, Borrower shall pay such Net Cash Proceeds to Bank as a prepayment of the Loan to the extent such Net Cash Proceeds have not been reinvested in the other Tangible Property used in the business of any Borrower Party.

(C)     All partial prepayments, whether voluntary or mandatory, shall be applied first to accrued and unpaid interest then due and payable, and then to outstanding principal, provided that no prepayment shall entitle Borrower to cease making any payment as otherwise scheduled hereunder.

2.7 Use of Proceeds. The proceeds of the Loan shall be used to pay fees and expenses associated with the closing of the Loan and for general corporate purposes, including working capital, Capital Expenditures and the cost of Permitted Acquisitions.

ARTICLE III

3.     LETTERS OF CREDIT

3.1 Issuance of Letters of Credit. Subject to the terms hereof, Borrower may request Bank, on the terms and conditions hereinafter set forth, to issue, and Bank shall issue, Letters of Credit for the account of Borrower from time to time on any Business Day in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Letter of Credit Commitment on such Business Day. No Letter of Credit shall have an expiration date (including all rights of Borrower or the beneficiary to require renewal) later than the earlier of (i) 60 days before the Maturity Date, or (ii) one year after the date of issuance thereof. In order for a Letter of Credit to be issued, a Borrower’s Representative shall deliver a Notice of Issuance to Bank not later than 10:30 a.m. (Atlanta, Georgia time) on a date not less than three (3) Business Days prior to the date the issuance of such Letter of Credit is sought, such Notice of Issuance to be accompanied by the form of the Letter of Credit to be issued. If (i) the requested form of such Letter of Credit is acceptable to Bank in its discretion, and (ii) if required by Bank, upon execution and delivery of a Letter of Credit Agreement in the form of Bank’s standard application for standby letter of credit in form and substance satisfactory to Bank, Bank will, subject to the other terms and conditions of this Agreement, issue such Letter of Credit. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

3.2 Reimbursement and Other Payments. Borrower agrees to pay to Bank immediately upon demand of Bank (i) at the time when Bank shall pay any draft presented under any Letter of Credit, a sum equal to the amount so paid under such Letter of Credit, plus (ii) interest at the Default Rate on any amount remaining unpaid by Borrower to Bank under clause (i) above from such time until payment in full. If Bank is reimbursed for any draw under a Letter of Credit on the same day such draw is honored by Bank, no interest shall accrue on the reimbursement obligations arising from such draw.

3.3 Additional Remedies. In addition to any rights and remedies Bank may otherwise have under this Agreement, if (i) any Trigger Event shall have occurred, Bank may in its discretion by notice to Borrower, declare the obligation of Bank to issue any Letter of Credit to be terminated, whereupon the obligation of Bank to issue any Letter of Credit shall forthwith terminate, and (ii) any Event of Default shall have occurred and is then continuing, Bank may make demand upon Borrower to, and forthwith upon such demand Borrower will pay to Bank in same day funds at Bank’s office designated in such demand, for deposit in a special, interest bearing Cash Collateral Account to be maintained at such office of Bank, an amount equal to the maximum amount then available to be drawn under any Letter of Credit. The Cash Collateral Account shall be in the name of Borrower, but under the sole dominion and control of Bank, and shall be held and disbursed as follows:

(A)     Bank may from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, and all such investments and reinvestments shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account.

(B)     If at any time Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than claims arising under this Agreement and/or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, Borrower will, forthwith upon demand by Bank, pay to Bank, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such maximum amount at such time available to be drawn under the Letters of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which Bank determines to be free and clear of any such right and claim.

(C)     Borrower hereby assigns, transfers and sets over, and grants to Bank a Lien on and upon, the Cash Collateral Account, including all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the Obligations. Borrower agrees that, to the extent notice of sale of any securities shall be required by Law, at least ten (10) Business Days’ Notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it will so adjourned.

(D)     Bank may, at any time or from time to time, apply funds from time to time held in the Cash Collateral Account to the payment of (i) any Reimbursement Obligation, or (ii) after acceleration of the Obligations, any other Obligation.

(E)     Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account after and during the continuance of any Default. Promptly after all such Defaults have been waived in writing by Bank or otherwise shall have ceased to exist, Bank shall refund to Borrower all amounts in the Cash Collateral Account, and earnings thereon, to the extent not previously applied to the Obligations.

3.4 No Liability of Bank. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Bank nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit. In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

3.5 Indemnification. In addition to any other indemnification obligation of Borrower under this Agreement or any other Loan Document, Borrower hereby agrees to indemnify and hold Bank harmless from and against any and all Indemnified Losses which Bank may incur or which may be claimed against Bank by any Person by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make lawful payment under, any Letter of Credit, other than Indemnified Losses occasioned by Bank’s gross negligence or willful misconduct.

ARTICLE IV

4.     PAYMENTS, ADDITIONAL COSTS, ETC.

4.1 Payment to Bank.

(A)     All monies payable to Bank under this Agreement or under the Note shall be paid directly to Bank in immediately available funds at the Place for Payment. If Bank shall send Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect. Alternatively, at its discretion, Bank may charge against any deposit account of Borrower all or any part of any amount owed by Borrower hereunder.

(B)     All payments to be made by Borrower hereunder will be made to Bank at the Place for Payment not later than 1:00 p.m. (Atlanta, Georgia time). Payments received at the Place for Payment after 1:00 p.m. (Atlanta, Georgia time) shall be deemed to be payments made at the Place for Payment prior to 1:00 p.m. (Atlanta, Georgia time) on the next succeeding Business Day. Borrower hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment of amounts due hereunder to be made.

(C)     At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied. In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments as it may determine in its discretion.

4.2 Late Payments. If any scheduled payment, whether principal, interest or principal and interest, is late ten (10) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws. The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

4.3 Default Rate. Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Interest Rate payable on the Loan shall, at Bank’s option, be the Default Rate.

4.4 No Setoff or Deduction. Except as may otherwise be ordered by any appropriate Governmental Authority, all payments of principal of and interest on the Loan and other amounts payable by Borrower hereunder shall be made by Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority, or by any department, agency or other political subdivision or taxing authority. If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed (excluding taxes based on Bank’s income), Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loan and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrower will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within 30 days after the date any such payment is due pursuant to applicable Laws.

4.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, the Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

4.6 Indemnification. If Borrower makes any payment of principal with respect to any portion of the Loan not bearing interest at the Base Rate on any other date than the last day of an interest period applicable thereto, or if Borrower fails to borrow the Loan after notice has been given to Bank to borrow at the 30-Day Adjusted LIBOR Rate, the 60-Day Adjusted LIBOR Rate or the 90-Day Adjusted LIBOR Rate in accordance with this Agreement, or if Borrower fails to make any payment of principal or interest in respect of the Loan when due, Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, including without limitation any loss incurred by Bank in obtaining, liquidating or employing deposits from third parties, whether or not Bank shall have funded or committed to fund the Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund the portion of the Loan so prepaid or not borrowed through the purchase of an underlying deposit in an amount equal to the amount of the Loan in the relevant market and having a maturity comparable to the related interest period and through the transfer of such deposit to a domestic office of Bank in the United States; provided, however, that Bank may fund the Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

4.7 Method for Calculating Interest. All interest payable under the Note, except for interest calculated at the Base Rate, shall be calculated on the basis of a 360-day year by multiplying the applicable, outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

4.8 No Requirement to Actually Obtain Funds. Notwithstanding the fact that the Interest Rate pursuant to the Loan may be calculated based upon Bank’s cost of funds, Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

4.9 Usury Limitation. In no event shall the amount of interest due or payable on the Loan exceed the maximum rate of interest allowed by applicable Laws and, if any such payment is paid by Borrower or received by Bank, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify Bank in writing that Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that Borrower not pay and Bank not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under applicable Laws.

ARTICLE V

5.     CONDITIONS PRECEDENT

        The obligation of Bank to make the Loan and any Advance hereunder is subject to the following conditions precedent:

5.1 Documents Required for the Closing. Prior to or concurrently with the Closing, the following instruments and documents, duly executed by all proper Persons and in form and substance satisfactory to Bank, shall have been delivered to Bank:

(A)	This Agreement;

(B)	The Note;

(C)	The Borrower’s Closing Certificate;

(D)

With respect to each Borrower Party (other than a Borrower Party that is an individual), a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Borrower Party signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

(1)

A copy of the resolutions of such applicable Person’s Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

(2)

A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person’s Organizational Documents filed with such secretary of state (or similar Governmental Authority);

(3)	A copy of such Person’s other Organizational Documents;

(E)

A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower Party (other than a Borrower Party that is an individual) is organized as to the existence and good standing of each such Person within such Jurisdiction (unless such Governmental Authorities do not issue such certificates of existence and/or good standing), and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral is located as to the qualification and good standing of each Borrower Party (other than a Borrower Party that is an individual) as a foreign entity doing business in each such state (unless such Governmental Authorities do not issue such certificates of existence and/or good standing);

(F)	A written opinion of counsel to Borrower, dated as of the date of Closing and addressed to Bank, in form and substance acceptable to Bank;

(G)	The Most Recent Financial Statements;

(H)	UCC-11 reports showing no Liens, except for the Permitted Liens;

(I)

Evidence satisfactory to Bank that Borrower has obtained all insurance policies as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect; and

(J)	Receipt and approval by Bank of any other items reasonably required to be provided to Bank, and not otherwise set forth above.

5.2 Certain Events Required for Closing and for all Advances. At the time of the Closing and at the time of each Advance, Bank shall be satisfied that:

(A)     No Default shall have occurred and be continuing;

(B)     No Material Adverse Change shall have occurred;

(C)     All of the Loan Documents shall have remained in full force and effect;

(D)     Borrower shall have paid all fees, expenses, costs, and other amounts then due and payable to Bank, including, but not limited to, the Fees;

(E)     All Indebtedness to be prepaid, redeemed or defeased with the proceeds of any Advance shall have been satisfied and extinguished, or provision for such satisfaction and extinguishment acceptable to Bank shall have been made; and

(F)     There shall exist no action, suit, investigation, litigation or proceeding affecting any Borrower Party pending or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the financing transaction contemplated hereby.

5.3 Certain Events Required for Advances After Trigger Event. At the time of each Advance after a Trigger Event, Borrower shall have complied with all of its covenants and agreements set forth in Article VIII of this Agreement.

5.4 Election to Make Advances Prior to Satisfaction of Conditions Precedent. In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE VI

6.     REPRESENTATIONS AND WARRANTIES.

        Borrower represents and warrants to Bank, knowing that Bank will rely on such representations and warranties as an inducement to make the Loan, that:

6.1 Borrower’s Existence. Except as set forth on Schedule 6.1, Borrower is a duly organized and existing Delaware corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full corporate power and authority to consummate the transactions contemplated by this Agreement.

6.2 Borrower’s Authority. The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by Borrower. All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors’ rights generally and principles of equity), and Bank will be entitled to the benefits of all of the Loan Documents.

6.3 Borrower’s Name. Set forth on Schedule 6.3 is a complete and accurate list of (i) all names under which Borrower has done business in the last six years, and (ii) the names of all Persons whose assets were acquired in the last six years by Borrower outside of such Person’s Ordinary Course of Business and which assets are included as assets of Borrower on the Most Recent Financial Statements.

6.4 Consents or Approvals. No consent of any Third Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required either (i) for the due execution, delivery, recordation, filing or performance by Borrower of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by Borrower of the Lien granted pursuant to the Security Documents, (iii) for the perfection or maintenance of the Lien created by the Security Documents, except for the filing or recording of the Mortgage, the Assignment of Rents and the Financing Statements, or (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents, except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral. All applicable waiting periods, if any, in connection with the financing transaction contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower to enter into and perform its obligations under this Agreement.

6.5 Violations or Actions Pending. Except as disclosed on Schedule 6.5, there are no actions, suits, or proceedings pending or, to the best of Borrower’s knowledge, threatened, which if determined adversely to Borrower (after taking into account any applicable insurance coverage therefor) might reasonably be expected to have a Material Adverse Effect. Borrower is not in violation of any agreement the violation of which will or might reasonably be expected to have a Material Adverse Effect, and Borrower is not, to the best of Borrower’s knowledge, in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Borrower is subject, which could reasonably be expected to have a Materially Adverse Effect. The execution and performance of any Loan Document by Borrower will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument that is binding on Borrower or its assets.

6.6 Borrower's Affiliates. Borrower has no Affiliates other than as disclosed on the Most Recent Financial Statements. 6.7 Existing Indebtedness. There is not existing any default or event of default by Borrower with respect to any of the Existing Indebtedness for borrowed money. 6.8 Material Contracts. There is not existing any default or event of default under any Material Contract.

6.9 Tax Returns. Except as disclosed on Schedule 6.9, or as may otherwise be permitted herein, (a) all federal, state, local and other tax returns and reports of Borrower required by Laws have been completed in full and have been duly filed, (b) all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid (subject to Borrower’s right to contest any such taxes in good faith by appropriate proceedings), (c) Borrower maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings, and (d) there are no due and unpaid assessments pending against Borrower for any taxes or withholdings which could reasonably be expected to have a Material Adverse Effect.

6.10 Financial Statements. All Financial Statements heretofore given and hereafter given to Bank are and will be prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank, except as may be disclosed in writing to Bank.

6.11 Good and Marketable Title. Borrower has (a) good and insurable legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good title to (in the case of all other personal property), all of its properties and assets reflected in the Most Recent Financial Statements, in each case except for assets disposed of since the date of such financial statements as permitted in this Agreement. Such properties and assets, including, without limitation, the Collateral, are subject to no Liens, except for Permitted Liens.

6.12 Borrower’s Real Property Locations. Set forth on Schedule 6.12 is a complete and accurate list of the Real Property, showing as of the date hereof the street address, county or other relevant jurisdiction, state, and record owner thereof.

6.13 Solvency. Borrower is Solvent.

6.14 ERISA. Each Plan is and has been administered in compliance in all material respects with all applicable Laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code, except to the extent that any such failure of compliance would not have a Material Adverse Effect. No ERISA Event has occurred and is continuing or, to the knowledge of Borrower, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No Plan has any Accumulated Funding Deficiency, and neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate is required to contribute to or has, or has at any time had, any liability to a Plan subject to Title IV of ERISA.

6.15 Priority of Liens. Upon the occurrence of a Trigger Event, Bank’s Lien will constitute a first Lien against the Collateral, prior to all other Liens, including those which may thereafter accrue, except for the Permitted Liens.

6.16 Patents, Copyrights, Etc. Set forth on Schedule 6.16 is a complete and accurate list of all registered patents, trademarks, trade names, service marks, and copyrights, and all applications therefor and licenses thereof, of Borrower, reflecting the Jurisdiction in which registered, the registration number, the date of registration and the expiration date, and Borrower owns or has the right to use all such patents, trademarks, trade names, service marks, and copyrights, and all applications therefor and licenses thereof; and except as set forth on Schedule 6.16, no Collateral is subject to any license agreement relating to patents, trademarks, trade names, service marks, or copyrights which could, directly or indirectly, preclude or render impracticable the realization of the Lien granted to Bank under any Loan Document or materially diminish the value of such Collateral.

6.17 Drug Laws. Except as could not reasonably be expected to have a Material Adverse Effect, Borrower is not in violation of or subject to any existing, pending or, to the knowledge of any Responsible Officer, overtly threatened investigation or inquiry by any Governmental Authority under any applicable Drug Laws. Borrower will promptly notify Bank if Borrower becomes aware of any such pending or threatened investigation or inquiry. Borrower has obtained all Governmental Approvals required under any Drug Laws and relating to the operation of Borrower’s business (except to the extent the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect).

6.18 Environmental Matters. Neither the Real Property nor Borrower is subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority pursuant to any Environmental Law, or in material violation of any remedial obligations under any applicable Environmental Laws, except as set forth on Schedule 6.18; Borrower has not obtained and is not required to obtain any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Real Property by reason of any Environmental Laws; and no Petroleum Products, Hazardous Substance, Hazardous Materials or Solid Wastes have been disposed of or released on the Real Property in amounts that would result in a material violation of applicable Environmental Law, or in amounts that would be reasonably likely to have a Material Adverse Effect on Borrower, and Borrower covenants and agrees that it will not cause there to be any material violation of any Environmental Law in connection with its ownership and use of the Real Property, including any material violation arising from the disposal or release of Petroleum Products, Hazardous Substances, Hazardous Materials or Solid Wastes on the Real Property. Notwithstanding anything to the contrary herein, Borrower shall indemnify and hold Bank harmless from and against any fines, charges, expenses, fees, Attorneys’ Fees and costs incurred by Bank in the event Borrower is hereafter determined to be in violation of any Environmental Laws applicable thereto. This indemnity shall survive any foreclosure or deed in lieu of foreclosure and repayment of the Loan.

6.19 Condemnation. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Real Property, or any interest therein.

6.20 Full Disclosure. All factual information heretofore or contemporaneously furnished to Bank in writing by or on behalf of Borrower for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to Bank in writing by or on behalf of Borrower will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is date or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading. Notwithstanding the foregoing provisions of this Section, any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Bank that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

6.21 Regulated Industries. Borrower is not (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the public Utility Holding Company Act of 1935, as amended.

6.22 Insurance. Schedule 6.22 sets forth a true and complete summary of all insurance policies or arrangements carried or maintained by Borrower. The assets, properties and business of Borrower are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

6.23 Tax Shelter Regulations. Borrower does not intend to treat any Advance as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event that Borrower determines to take any action inconsistent with such intention, Borrower promptly will notify Bank thereof. If Borrower so notifies Bank, Borrower acknowledges that Bank may treat the Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Bank will maintain the lists and other records required by such Treasury Regulation.

6.24 Excluded Collateral. Except as set forth on Schedule 6.24, there are no Material Contracts which are the subject of the exclusion from the Collateral as set forth in Section 8.1(C).

6.25 Continuing Effectiveness. All representations and warranties contained herein shall be deemed to be made at and as of the date of Closing and at and as of the date of any Advance, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder, and such representations and warranties shall be deemed to be incorporated by reference in each requisition for an Advance by Borrower unless Borrower specifically notifies Bank of any change therein.

ARTICLE VII

7.     THE BORROWER’S COVENANTS

        Borrower does hereby covenant and agree with Bank that, so long as any of the Obligations remain unsatisfied or the Loan Commitment remains outstanding, Borrower at all times will comply or cause to be complied with the following covenants:

7.1 Affirmative Covenants.

(A)

Payment and Performance of Obligations. Borrower will duly and promptly pay and perform all of Borrower’s Obligations to Bank according to the terms of this Agreement and the other Loan Documents, and will cause each other Borrower Party to perform such other Borrower Party’s Obligations to Bank according to the terms of this Agreement and the other Loan Documents.

(B)

Use of Proceeds. Borrower will use the proceeds of the Loan only for the purposes permitted herein, or as Bank may have otherwise approved from time to time; and Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C)	Financial Reporting. Borrower will furnish or cause to be furnished to Bank:

(1)

Within forty-five (45) days after each Quarter-End (a) an unaudited (management-prepared) income statement of Borrower for the applicable Quarter, and (b) an unaudited (management-prepared) balance sheet of Borrower for the applicable Quarter, all in reasonable detail with Bank having full access to all supporting schedules and comments, and certified by Borrower’s president, or principal financial officer to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by Borrower, except for any inconsistencies explained in such certificate;

(2)

Within one hundred twenty (120) days after each Fiscal Year-End (a) an income statement of Borrower for such Fiscal Year, and (b) a balance sheet of Borrower as of the end of such Fiscal Year, all in reasonable detail, including all supporting schedules and comments; such statements and balance sheets to be audited by Grant Thornton LLP, or by another independent certified public accountant reasonably acceptable to Bank, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by Borrower, except for any inconsistencies explained in such certificate; in addition, Borrower will obtain from such independent certified public accountants and deliver to Bank, within one hundred twenty (120) days after the close of each Fiscal Year, their written statement that in making the examination necessary to their certification they have obtained no knowledge of any Default, or disclosing all Defaults of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements; and Bank shall have the right, from time to time, to discuss any Borrower Party’s affairs directly with Borrower Party’s accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of Borrower Party and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto;

(3)	Within forty-five (45) days after each Quarter-End, a Compliance Certificate for the applicable Quarter, certified to be correct by Borrower’s principal financial officer;

(4)

Promptly upon receipt thereof, copies of any “management letter” submitted to Party by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from Borrower in respect thereof; and

(5)

Promptly after sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its Equity Owners and all registration statements and reports that Borrower files with the Securities and Exchange Commission (or any other similar Governmental Authority), the National Association of Securities Dealers or any national securities exchange.

(D)

Fees and Expenses. Borrower will pay or cause to be paid when due (i) all fees or expenses owing to Bank, including the Fees; and (ii) all expenses involved in perfecting Bank’s Lien or the priority of Bank’s Lien and all other expenses of Bank related to the Loan, or the protection and preservation of the Collateral, or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, Attorneys’ Fees (including Attorneys’ Fees at trial and on any appeal by Borrower Party or Bank), real property taxes and insurance premiums.

(E)	Certification. Borrower will certify to Bank upon request by Bank that:

(1)	Borrower has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it;

(2)	There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3)	The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate.

(F)

Right of Inspection. Borrower will, when requested so to do, make available for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor. Borrower shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(G)	Records. Borrower will keep accurate and complete Records, consistent with sound business practices.

(H)	Income Tax Returns. Within ten (10) days of Bank’s request therefor, Borrower will furnish or cause to be furnished to Bank copies of income tax returns filed by Borrower Party.

(I)

Third-Party Indebtedness. Borrower will pay when due (or within applicable grace periods) all Indebtedness due Third Parties, unless the failure so to pay such Indebtedness would not give rise to a Material Adverse Change.

(J)	Change in Principal Place of Business. Borrower will notify Bank thirty (30) days in advance of any change in the location of Borrower’s principal place of business.

(K)

Notices of Certain Events. Borrower will promptly (and in any event within ten (10) Business Days after) notify Bank in writing if any Responsible Officer of Borrower obtains actual knowledge of any of the following:

(1)

the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Borrower has taken and proposes to take with respect thereto;

(2)

the institution or threatened institution of any action, suit, investigation or proceeding against or affecting Borrower Party, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), which if adversely determined, and after taking into account any applicable insurance coverage, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to this paragraph;

(3)

the receipt by Borrower Party from any Governmental Authority of (i) any notice asserting any failure by Borrower Party to be in compliance with applicable Laws or that threatens the taking of any action against Borrower Party or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (ii) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of Borrower Party, where such action would be reasonably likely to have a Material Adverse Effect;

(4)

the occurrence of any ERISA Event, together with (i) a written statement of a Responsible Officer specifying the details of such ERISA Event and the action that Borrower Party has taken and proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC, and (iii) a copy of any notice delivered by the PBGC to Borrower Party or such ERISA Affiliate with respect to such ERISA Event;

(5)

the occurrence of any material default under, or any proposed or overtly threatened termination or cancellation of, any Material Contract, where such material default, termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

(6)

the occurrence of any of the following: (i) the assertion of any claim of any violation of Environmental Laws against or affecting Borrower Party or any of the Real Property; (ii) the receipt by Borrower Party of notice of any alleged violation of or noncompliance with any Environmental Laws; or (iii) the taking of any remedial action by Borrower Party or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any of the Real Property; but in each case under clauses (i), (ii) and (iii) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

(7)

any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer setting forth the nature and period of existence thereof and the actions that Borrower Party has taken and proposes to take with respect thereto.

(L)	ERISA. Borrower will:

(1)	Fund all its Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA;

(2)

Upon demand of Bank, furnish Bank, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and

(3)	Promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

(M)

Maintenance of Properties. Borrower will maintain in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its business of and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(N)

Insurance Covenants. Borrower will maintain, or cause to be maintained, public liability insurance, and fire and extended coverage insurance on all of Borrower’s Tangible Property, all in such form and amounts as are consistent with industry practices and with such insurers as may be reasonably satisfactory to Bank. Such policies shall contain a provision whereby they cannot be canceled except upon thirty (30) days written notice to Bank and shall, in the case of the fire and extended coverage policies, upon and after the execution and delivery of a Mortgage following the occurrence of a Trigger Event, be endorsed to name Bank as loss payee/mortgagee. Borrower will, upon request, furnish to Bank a Certificate of Insurance, duly executed by the authorized agent, and other such evidence of insurance as Bank may require. Borrower hereby agrees that, in the event it fails to pay or cause to be paid the premium on any such insurance, Bank may do so and be reimbursed by Borrower therefor. Bank hereby acknowledges and agrees that it has reviewed Borrower’s insurance coverage as in effect on the date of closing and that such insurance complies with the applicable requirements of this Agreement.

(O)

Maintaining Bank Accounts. Borrower covenants and agrees that, within ninety (90) days after the date of Closing, Borrower shall establish, and shall thereafter maintain, all of its primary Deposit Accounts and disbursement accounts except for local payroll accounts (collectively, the “Disbursement Accounts”), only with Bank and other banks approved by Bank (the “Approved Bank Accounts”), the current listing of the Approved Bank Accounts being attached hereto as Schedule 7.1(O).

(P)

Filing Fees and Taxes. Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any financing statements or other instruments filed or recorded in connection herewith or therewith.

(Q)

Material Contracts. Borrower covenants and agrees to provide Bank with notice of (a) the cancellation or termination of any Material Contract; (b) any material amendment or other modification of any Material Contract; (c) any waiver of any material default or material breach of any Material Contract; or (d) any other action taken in connection with any Material Contract, if such action would give rise to a Material Adverse Change.

(R)	Underlying Documentation. Borrower covenants and agrees that Borrower will, upon the request therefor by Bank, promptly deliver to Bank copies of any or all of the Material Contracts.

(S)

Further Assurances. Borrower covenants and agrees that, at Borrower’s cost and expense, upon request of Bank, Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

7.2 Negative Covenants. Borrower does hereby covenant with Bank as follows, so long as any of the Obligations remain unsatisfied or the Loan Commitment remains outstanding:

(A)     Lines of Business. Borrower will not engage in any business other than the Permitted Lines of Business.

(B)     Fundamental Changes. Borrower will not change its name, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve; provided, however, that Borrower may merge or consolidate with another Person so long as (x) Borrower is the surviving corporation, and (y) such merger or consolidation is a Permitted Acquisition.

(C)     Asset Dispositions. Borrower will not sell, transfer, lease or otherwise dispose of all or any part of its assets, including, without limitation, the Collateral (other than Permitted Transfers of Assets).

(D)     Acquisitions. Borrower will not consummate any Acquisition or enter into any agreement with respect to any Acquisition, other than Permitted Acquisitions.

(E)     Subsidiaries. Borrower will not, without Bank’s prior consent, create or acquire any Subsidiary in connection with an Acquisition or otherwise, unless such Subsidiary becomes a Borrower Party.

(F)     Guaranties. Borrower will not become liable, directly or indirectly, as guarantor, for any obligation of any other Person other than a Borrower Party in an amount $250,000 in the aggregate.

(G)     Equity Interests. Borrower will not, without Bank’s prior written consent, issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Borrower by the owners of such Equity Interests if the same would result in a Change in Control.

(H)     Margin Stock. Borrower will not directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulation T, Regulation U or Regulation X, or any regulations, interpretations or rulings thereunder.

(I)     Environmental Compliance. Borrower will not treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in material compliance with all Environmental Laws.

(J)     Accounting Policies. Borrower will not make or permit any material changes in its accounting policies, except as may be required by Generally Accepted Accounting Principles.

(K)     Negative Pledges. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Disposition, and (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course of Business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), Borrower will not enter into any agreement prohibiting the creation or assumption of any Lien (other than a Permitted Lien) upon any of its properties or assets, whether now owned or hereafter acquired.

(L)     Affiliate Transactions. Except for agreements reflected in the Most Recent Financial Statements, agreements currently in effect and listed on Schedule 7.2 (L) attached hereto, and agreements which provide only for either Permitted Investments or Permitted Indebtedness, Borrower will not enter into any agreement, transaction or series of transactions where any Affiliate (other than a wholly owned Subsidiary that is a Borrower Party), shareholder, director, or officer of Borrower is a party thereto, except in the Ordinary Course of Business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm’s length transaction with a Person other than an Affiliate, Subsidiary, shareholder, director, or officer of Borrower.

7.3 Financial Covenants.

(A)	Ratios. During the term of this Agreement, Borrower will maintain or cause to be maintained:

(1)	A ratio of Liabilities to Tangible Net Worth of not more than 0.5 to 1.0;

(2)	Tangible Net Worth of not less than $115,000,000.00; and

(3)	Liquid Assets of not less than $25,000,000.00.

(B)

Restricted Payments. Borrower will not declare or pay any dividends, or make any other payment or distribution on account of its Equity Interests, or purchase, redeem, retire or otherwise acquire for value any Equity Interests or any warrants, rights or options to acquire its Equity Interests, or set aside funds for any of the foregoing, except that:

(1)	Borrower may declare and make dividend payments or other distributions payable solely in its common stock; and

(2)	So long as no Default or Event of Default would exist immediately after giving effect thereto, Borrower may purchase, redeem, retire or otherwise acquire Equity Interests of Borrower.

(C)	Investments. Borrower will not make any Investment other than Permitted Investments.

(D)	Indebtedness. Borrower will not incur, create, assume, or permit to exist any Indebtedness except Permitted Indebtedness.

ARTICLE VIII

8.     COLLATERAL SECURITY

8.1 Grant of Lien and Security Interest.

(A)     Effective as of the occurrence of any Trigger Event and upon the giving of a Trigger Event Notice, and without any other action being required by any Person, as security for the prompt satisfaction of all Obligations, Borrower hereby assigns, transfers and sets over to Bank all of Borrower’s Interest in and to, and grants Bank a Lien on, upon and in the Collateral .

(B)     No submission by Borrower to Bank of a schedule or other particular identification of Collateral shall be necessary to vest in Bank security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Bank immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by Borrower or by Bank.

    (C)        Notwithstanding anything to the contrary contained in this Agreement, in no event shall the security interest granted under Article VIII or under any other Loan Document attach to, or the term “Collateral” be deemed to include, (a) any Excluded Property, lease, Assigned Agreement, license, contract, property rights or agreement to which any Borrower Party is a party or any of its rights or interests thereunder if, and for so long as, the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Borrower Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such Excluded Property, Document, lease, Assigned Agreement or other license, contract, property rights or agreement or the violation of any applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such Excluded Property, lease, Assigned Agreement or other license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; provided further, however, that upon and after the occurrence of any Trigger Event, and upon demand of Bank, Borrower will use commercially reasonable efforts to obtain any consent from any Person a party to any such lease, license, contract or other agreement as Bank deems reasonably necessary to cause such property to be included within the Collateral.

8.2 Perfection and Maintenance of Lien.

(A)

Effective as of the occurrence of any Trigger Event and upon the giving of a Trigger Event Notice, and without any other action being required by any Person, Borrower authorizes Bank to file one or more Financing Statements (including initial financing statements and continuation and amendment statements) to perfect Bank’s Lien in the Collateral pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Bank. Bank agrees to provide Borrower with a copy of any Financing Statements filed by Bank.

(B)	Upon the occurrence of a Trigger Event, in connection with Bank’s Lien, Borrower will:

(1)

Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents and Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to Bank as Bank, from time to time, may specify, and pay, or reimburse Bank upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Bank may designate; and

(2)	Take such other steps as Bank, from time to time, may direct to protect, perfect, and maintain Bank’s Lien.

8.3 Mortgage and Other Real Estate Documentation. Upon the occurrence of any Trigger Event and the giving of a Trigger Event Notice, as promptly as reasonably practicable (and in no event later than sixty (60) days following the giving of any Trigger Event Notice), Borrower shall execute and deliver to Bank such documents and instruments as may be required to perfect Bank’s Lien in all of the Real Property and to cause the same to become Mortgaged Property under and as contemplated in this Agreement. In addition, Borrower shall execute and deliver the following (or in the case of subsection (3) below, use its commercially reasonable best efforts to deliver to Bank):

(A)	A Mortgage, together with the following:

(1)

Evidence that such Mortgage has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid first Lien on the Mortgaged Property in favor of Bank and that all filing and recording taxes and fees have been paid;

(2)

A Title Insurance Policy with respect to each parcel of Mortgaged Property, with endorsements as required by Bank and in an amount acceptable to Bank, issued, coinsured and reinsured by a Title Insurance Company, insuring the applicable Mortgage to be a valid first Lien on the applicable Mortgaged Property, free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s Liens), excepting only Permitted Liens and other Liens approved by Bank in its discretion, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as Bank may deem necessary or desirable;

(3)	Such consents and agreements of lessors, lessees, and other Third Parties, and such estoppel letters and other confirmations, as Bank may deem necessary or desirable;

(4)	Evidence that all other action that Bank may deem necessary or desirable in order to create a valid first Lien on the Mortgaged Property has been taken;

(B)

An Assignment of Rents, together with evidence that such Assignment of Rents has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid Lien on the property described therein in favor of Bank and that all filing and recording taxes and fees have been paid;

(C)

Financing Statements with respect to the Mortgaged Property, together with evidence that such Financing Statements have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid Lien on the Mortgaged Property described therein, and that all filing and recording taxes and fees have been paid;

(D)

Written opinions of counsel to Borrower as to the due execution, authorization, delivery and enforceability of the Mortgage, dated as of the date of the Mortgage and addressed to Bank, in form and substance acceptable to Bank;

(E)	UCC-11 reports showing no Liens superior to Bank’s Lien in the Mortgaged Property, except for the Permitted Liens;

(F)

Evidence satisfactory to Bank that Borrower has obtained all insurance policies with respect to the Mortgaged Property as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(G)

A survey of the Mortgaged Property acceptable to Bank, certified to Bank and the Title Insurance Company in a manner satisfactory to Bank by a land surveyor duly registered and licensed in the state in which the Mortgaged Property is located and acceptable to Bank, and either (i) evidence satisfactory to Bank that none of the Mortgaged Property is located in a flood hazard area, or (ii) a flood insurance policy satisfactory to Bank;

(H)

If required by Bank, an appraisal of the Mortgaged Property, made at Borrower’s expense, which must be by an M.A.I. appraiser engaged and approved by Bank, and must be in form and substance satisfactory to Bank and meeting the requirements of Bank; and

(I)

Except as may be waived by Bank (which waiver may be conditioned upon the execution and delivery of an environmental questionnaire reflecting no environmental conditions reasonably unacceptable to Bank), an environmental/hazardous substances survey and report with respect to the Mortgaged Property, as reasonably approved by Bank, and reports and certifications in such form and from such Person(s) as Bank may reasonably require.

8.4 Appointment of Bank as Attorney-in-Fact. Borrower hereby constitutes and appoints Bank, or any other Person whom Bank may designate, as Borrower’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable), at Borrower’s sole cost and expense, to exercise any one or more rights and powers which Borrower might exercise on its own behalf to perform its obligations under this Article VIII and to cause Bank’s Lien to attach to the Collateral and be perfected as provided for under this Agreement (and all acts of such attorney-in-fact or designee taken pursuant to this Section are hereby ratified and approved by Borrower, and said attorney or designee shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law); provided, however, that Bank agrees to not exercise such rights and powers with respect to the matters set forth in Section 8.3 unless and until sixty (60) days shall have passed after the occurrence of a Trigger Event, and Borrower shall have failed to satisfy its obligations under Section 8.3 hereof.

8.5 Access to Properties. Upon and after the occurrence of a Trigger Event Borrower will permit Bank and its agents to have access to the Collateral at reasonable times during normal business hours, upon reasonable advance written notice. In exercising such rights of access, Bank shall cause its employees and agents to conduct such visits (i) in accordance with such safety procedures as Borrower may impose and (ii) in a manner calculated to minimize any disruption to the conduct of Borrower’s business.

8.6 Borrower’s General Covenants and Agreements Pertaining to the Collateral. Borrower covenants and agrees that upon and after the occurrence of a Trigger Event:

(A)     Subject to its right to make Permitted Transfers of Assets, Borrower shall be and remain the owner of all real estate on which any of the Collateral is located; or if not, except as otherwise agreed to by Bank, Borrower shall use commercially reasonable efforts to obtain from each owner of said real estate a written waiver or subordination (in form and substance satisfactory to Bank) of any landlord’s Lien or other Lien said owner might have with respect to the Collateral, and Borrower shall deliver the same to Bank.

(B)     Upon request of Bank, Borrower shall promptly deliver to Bank the certificates of title for any motor vehicles now or hereafter included in the Collateral that are subject to the title Laws of any state of the United States of America or any other Jurisdiction and shall join with Bank in executing any applications and other documents and taking any other actions necessary or desirable in Bank’s opinion to perfect Bank’s Lien in such vehicles. Bank may retain possession of such certificates of title until payment in full of all the Obligations and/or until Bank’s Lien is terminated.

(C)     Borrower shall furnish to Bank from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Bank may reasonably request, all in reasonable detail.

(D)     Borrower shall keep and maintain at its own cost and expense satisfactory and complete Records of the Collateral at its principal place of business, and, to the extent necessary to perfect, protect and maintain Bank’s Lien, mark the Collateral with Bank’s name or in such other manner as shall be reasonably satisfactory to Bank. After the occurrence of and during the continuance of any Event of Default, Borrower shall deliver and turn over to Bank any such Records at any time on demand of Bank.

(E)     Borrower shall provide Bank with copies of all agreements between Borrower and any warehouse at which any Collateral may, from time to time, be kept and all lease or similar agreements between Borrower and any other Person, whether Borrower is lessor or lessee thereunder.

(F)     Upon Borrower’s receipt of any Collateral which is evidenced or secured by an Instrument, Document or Chattel Paper and upon demand of Bank, Borrower shall deliver the original thereof (or each executed or original counterpart if more than one) to Bank, together with appropriate endorsements and/or assignments in form and substance acceptable to Bank.

ARTICLE IX

9. DEFAULT

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:
(A)

Borrower shall fail to pay as and when due (i) any installment of interest or fee or any other amount payable under this Agreement or the Note, and such failure is not cured within five (5) days, or (ii) any installment of principal payable under this Agreement or the Note.

(B)

Any Borrower Party shall fail to pay, perform or observe any other obligation, condition, or covenant to be observed or performed by it under this Agreement or any other Loan Document, and such failure shall continue for thirty (30) days [or ten (10) days, in the case of any covenant contained in Sections 7.2 or 7.3 hereof] after the earlier of:

(1)	Notice of such failure from Bank; or

(2)	Bank is notified of such failure or should have been so notified pursuant to the provisions of this Agreement or any other Loan Document.

(C)	There shall occur any Event of Default as defined and provided under any other Loan Document.

(D)

The validity or enforceability of this Agreement or any other Loan Document shall be contested by any Borrower Party, and/or any Borrower Party shall deny that it has any or further liability or obligation hereunder or thereunder.

(E)	Assignment or attempted assignment by Borrower of this Agreement, any rights hereunder, or any Advance to be made hereunder.

(F)

The transfer of Borrower’s interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by Borrower as debtor in possession under the Bankruptcy Code, or by a trustee for Borrower under the Bankruptcy Code, to any Person, whether or not the obligations of Borrower under this Agreement are assumed by such Person.

(G)	The dissolution of any Borrower Party, or any Change in Control.

(H)

Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.

(I)	Any Borrower Party shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(J)

Proceedings in Bankruptcy, or for reorganization of any Borrower Party, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party, or shall be commenced against any Borrower Party.

(K)

A receiver or trustee shall be appointed for any Borrower Party or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or Borrower Party shall discontinue business or materially change the nature of its business.

(L)	If Borrower shall not be Solvent at the time of the filing of any Financing Statement or recordation of any Mortgage as provided under this Agreement.

        Provided that with respect to each of the foregoing, an Event of Default will be deemed to have occurred upon the occurrence of the applicable event without notice being required if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

9.2 No Advances After Default. Notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Advances upon the occurrence and during the continuance of any Payment Default, any Financial Covenant Default or any Incurable Default.

9.3 Acceleration. All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

9.4 General Remedies. Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws, including but without limitation, the Uniform Commercial Code. Without limiting the generality of the foregoing, Bank may immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower may have therein.

9.5 Bank’s Additional Rights and Remedies. Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Bank may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Without Notice, Bank shall have the right to take any or all of the following actions at the same or different times:

(A)	To cancel Bank’s obligations arising under this Agreement;

(B)	To institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement;

(C)	To take immediate possession of the Collateral;

(D)

To appoint or seek appointment of a receiver, Without Notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement and the other Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against Borrower and shall be secured by Bank’s Lien;

(E)	To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of Borrower contained in the Assigned Agreements as fully as Borrower could itself;

(F)

To notify Purchasers that Accounts have been assigned to Bank, demand and receive information from Purchasers with respect to Accounts, forward invoices to Purchasers directing them to make payments to Bank, collect all Accounts in Bank’s or Borrower’s name and take control of any cash or non-cash proceeds of Collateral;

(G)

To enforce payment of any Accounts, to prosecute any action or proceeding with respect to Accounts, to extend the time of payment of any and all Accounts, to make allowances and adjustments with respect thereto and to issue credits in the name of Bank or Borrower;

(H)	To settle, compromise, extend, renew, release, terminate or discharge, in whole or in part, any Account or deal with the same as Bank may deem advisable;

(I)	To require Borrower to open all mail only in the presence of a representative of Bank, who may take therefrom any remittance on Collateral;

(J)	To charge, set-off and otherwise apply all or any part of the Obligations against the Deposit Accounts, or any part thereof;

(K)

To exercise any and all rights and remedies of Borrower under or in connection with any Assigned Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement;

(L)

To enter upon the premises of Borrower or any other place or places where the Collateral is located and kept, and through self-help and without judicial process, without first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Bank’s claim, without any pre-seizure hearing as a condition to repossession through court action and without any obligation to pay rent to Borrower, to remove the Collateral therefrom to the premises of Bank or of any agent of Bank, for such time as Bank may desire, in order effectively to collect or liquidate the Collateral;

(M)

To require Borrower, upon the request of Bank, to assemble the Inventory, Equipment and any other property included in the Collateral and make it available to Bank at places which Bank shall select, whether at Borrower’s premises or elsewhere, and to make available to Bank all of Borrower’s premises and facilities for the purpose of Bank’s taking possession of, removing or putting the Inventory and such other goods in salable form;

(N)

To collect, receive, appropriate, repossess and realize upon the Collateral, or any part thereof, and to sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels, at public or private sale or sales, at any exchange broker’s board or at any of Bank’s offices or elsewhere, at such prices as Bank may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Bank shall have the right upon any such public sale or sales, and to the extent permitted by Law, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which equity of redemption Borrower hereby releases. Borrower waives all claims, damages, and demands against Bank arising out of the repossession, retention or sale of the Collateral;

(O)

To use, and to permit any purchaser of any of the Collateral from Bank to use without charge, Borrower’s labels, General Intangibles, and advertising matter or any property of a similar nature, as it pertains to, or is included in, any of the Collateral, in advertising for sale, preparing for sale and selling any Collateral, and finishing the manufacture, processing, fabrication, packaging and delivery of the Inventory, and Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(P)

To send any written notice to Borrower required by Law or this Agreement in the manner set forth in this Agreement; and any notice sent by Bank in such manner at least ten (10) Business Days (counting the date of sending) prior to the date of a proposed disposition of the Collateral shall be deemed to be reasonable notice (provided, however, that nothing contained herein shall be deemed to require 10 days’ notice if, under the applicable circumstances, a shorter period of time would be allowed under applicable Law);

(Q)

After execution and delivery to Bank of the Mortgage and the Assignment of Rents, to take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as Bank may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in Bank’s own name:

(1)

Make any payment or perform any act which Borrower has failed to make or perform, in such manner and to such extent as Bank may deem necessary to protect the security provided for in this Agreement, or otherwise, including without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of Bank;

(2)	Lease the Mortgaged Property or any portion thereof in such manner and for such Rents as Bank shall determine in its discretion; or

(3)

Demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to Bank and to apply the Rents to the payment of (in such order of priority as Bank, in its discretion, may determine):

(a)	All expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as Bank may deem necessary or desirable;

(b)

All taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which Bank may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

(c)	All or any portion of the Loan; and/or

(d)	All costs and Attorneys’ Fees incurred in connection therewith.

        In connection with the foregoing, Borrower hereby authorizes and directs each party to any Assigned Lease (other than Borrower), upon receipt from Bank of written notice to the effect that an Event of Default exists, to perform all of its obligations under the Assigned Lease as directed by Bank, and to continue to do as so directed until otherwise notified by Bank.

9.6 Right of Set-Off. Upon the occurrence of and during the continuance of any Event of Default, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Obligations of Borrower now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

9.7 No Limitation on Rights and Remedies. The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Bank’s exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

9.8 Application of Proceeds. Except as otherwise expressly required to the contrary by applicable Law or any other Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys’ Fees relating thereto, shall be applied by Bank to the payment of the Obligations, whether due or to become due, in such order and in such proportions as Bank may elect; and Borrower shall remain liable to Bank for any deficiency.

9.9 Attorney-in-Fact. Borrower hereby constitutes and appoints Bank, or any other Person whom Bank may designate, as Borrower’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable), at Borrower’s sole cost and expense, to exercise any one or more of the following rights and powers at any time after the occurrence and during the continuance of an Event of Default (and all acts of such attorney-in-fact or designee taken pursuant to this Section are hereby ratified and approved by Borrower, and said attorney or designee shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law):

(A)     To take or to bring, in the name of Bank or in the name of Borrower, all steps, action, suits or proceeding deemed by Bank necessary or desirable to effect collection of the Accounts;

(B)     To settle, adjust, compromise, extend, renew, discharge, terminate or release the Accounts in whole or in part;

(C)     To settle, adjust or compromise any legal proceedings brought to collect the Accounts;

(D)     To notify Purchasers to make payments on the Accounts directly to Bank or to a lockbox designated by Bank;

(E)     To transmit to Purchasers notice of Bank’s interest in the Accounts and to demand and receive from such Purchasers at any time, in the name of Bank or of Borrower or of the designee of Bank, information concerning the Accounts and the amounts owing thereon;

(F)     To use Borrower’s stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Purchasers;

(G)     To sell or assign any of the Collateral upon such terms, for such amounts and at such time or times as Bank deems advisable, and to execute any bills of sale or assignments in the name of Borrower in relation thereto;

(H)     To take control, in any manner, of any item of payment on, or proceeds of, Collateral;

(I)     To prepare, file and sign Borrower’s name on any proof of claim in Bankruptcy or similar document against any Purchaser;

(J)     To prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral;

(K)     To sign or endorse the name of Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, warehouse receipt or similar document or agreement relating to the Collateral;

(L)     To use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access;

(M)     To enter into contracts or agreements for the processing, fabrication, packaging and delivery of the Collateral as said attorney-in-fact or designee or Bank may from time to time deem appropriate and charge Borrower’s account for any costs thereby incurred;

(N)     To receive, take, endorse, assign and deliver in Bank’s name or in the name of Borrower any and all checks, notes, drafts and other instruments;

(O)     To receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for the delivery thereof to such address as Bank may designate; and

(P)     To do all acts and things necessary, in Bank’s discretion, to fulfill Borrower’s obligations under this Agreement and to otherwise carry out the purposes of this Agreement.

9.10 Default Costs. Borrower hereby agrees to pay to Bank upon demand all Default Costs incurred by Bank, which agreement shall be a continuing agreement and shall survive payment of the Loan and termination of this Agreement.

ARTICLE X

10. MISCELLANEOUS

10.1 Termination of Bank’s Lien. This Agreement and Bank’s Lien will not be terminated until one of Bank’s officers signs a written termination or satisfaction agreement to such effect. Even if all of the Obligations owing to Bank at any time should be paid, Bank’s Lien will continue to secure any Obligation of Borrower thereafter arising until the written termination or satisfaction agreement referred to above has been executed by Bank. Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of Borrower or the powers, rights, and remedies of Bank under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination. Except as may otherwise expressly be provided herein to the contrary, in no event shall Bank be obligated to terminate Bank’s Lien or return or release the Collateral or any portion thereof to Borrower (a) until payment in full of the Obligations, or (b) if Bank is obligated to extend credit to Borrower under this Agreement.

10.2 Construction. The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by Borrower to Bank to or for the benefit of, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of Borrower to Bank and any Liens heretofore granted to or for the benefit of Bank shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of Borrower contained herein and therein. Nothing herein contained shall prevent Bank from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms. In the event of a conflict between any of the provisions of this Agreement, the Note, any one or more of the Security Documents or any other Loan Document, the provisions most favorable to Bank shall control.

10.3 Indemnity. Borrower hereby agrees to indemnify Bank and its officers, directors, agents, and attorneys against, and to hold Bank and all such other Persons harmless from all Indemnified Losses resulting from any representation or warranty made by Borrower or on Borrower’s behalf pursuant to this Agreement having been false when made, or resulting from Borrower’s breach of any of the covenants set forth in this Agreement, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents. This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loan and termination of this Agreement.

10.4 Bank’s Consent. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent, or the exercise of Bank’s judgment or discretion is required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

10.5 Enforcement and Waiver by Bank. Bank shall have the right at all times to enforce the provisions of this Agreement, the Note, and each of other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Bank are cumulative and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.6 No Representation, Assumption, or Duty. Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by Bank. Any inspection or audit of the Collateral or the Records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Bank shall be for Bank’s protection only, and shall not constitute any assumption of responsibility by Bank with respect thereto or relieve Borrower of any of Borrower’s obligations.

10.7 Expenses of Bank. Borrower will, on demand, reimburse Bank for all out-of-pocket expenses incurred by Bank in connection with the preparation, amendment, modification or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from Borrower or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the amount of the Obligations. Upon demand of Borrower, Bank will provide reasonable documentation with respect to all such expenses.

10.8 Attorneys’ Fees. If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by Borrower and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by Borrower and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of Borrower, or to enforce any rights of Bank or obligations of Borrower or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of Borrower with respect to the Obligations, or to collect from Borrower any amounts owing hereunder, then in any such event, all of the Attorneys’ Fees incurred by Bank arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

10.9 Exclusiveness. This Agreement, the Note, the Security Documents, and any other Loan Documents made pursuant hereto are made for the sole protection of Borrower, Bank, and Bank’s successors and assigns, and no other Person shall have any right of action hereunder.

10.10 Waiver and Release by Borrower. Unless and only to the extent as may be expressly provided for herein or in any other Loan Document to the contrary, or as may be required (and unwaivable) by applicable Laws, Borrower (A) waives protest of all commercial paper at any time held by Bank on which Borrower is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence.

10.11 Limitation on Waiver of Notice, Etc. Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

10.12 Additional Costs. In the event that any applicable Law adopted, becoming effective, phased-in or otherwise becoming applicable after the date of this Agreement, whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Bank), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, the Note or the Loan, or (iv) affect the amount of capital required or expected to be maintained by Bank, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining the Loan or to reduce the amount of any amount receivable by Bank thereon, then Borrower shall pay to Bank from time to time, upon request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced amount receivable to the extent Bank is not compensated therefor in the computation of the interest rate applicable to the Loan. A statement as to the amount of such increased cost or reduced amount receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

10.13 Illegality and Impossibility. In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain the Loan under this Agreement, Borrower shall upon receipt of reasonable notice thereof from Bank repay in full the then outstanding principal amount of the Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Bank, (a) on the last day of the then current interest period applicable to the Loan if Bank may lawfully continue to maintain the Loan to such day, or (b) immediately if Bank may not continue to maintain the Loan to such day.

10.14 Participation. Bank shall have the right at any time to sell one or more participations to an Eligible Participant in all or any part of the Loan Commitment, the Loan or any other Obligation. The holder of any such participation, other than an Affiliate of Bank, shall not be entitled to require Bank to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of the Loan, the Note or any Letter of Credit (unless such Letter of Credit is not extended beyond the date which is sixty (60) days prior to the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of the Default Rate) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Loan Commitment or the Loan Amount shall not constitute a change in the terms of such participation, and that an increase in the Loan Commitment or the Loan Amount shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), or (ii) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Obligations in which such participant is participating. To the extent permitted by law, each participant also shall be entitled to the benefits of rights of set-off as though it were Bank. Bank shall have the right to assign the Loan Commitment, the Loan or its rights under the Loan Documents, in whole or in part, without Borrower’s prior consent to an Eligible Assignee or during the existence of an Event of Default; otherwise, Bank shall not have the right to make any such assignment without Borrower’s written consent (which consent shall not be unreasonably withheld or delayed).

10.15 Binding Effect, Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

10.16 Entire Agreement, Amendments. This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

10.17 Severability. If any provision of this Agreement, the Note, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

10.18 Headings. The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

10.20 Seal. This Agreement is intended to take effect as an instrument under seal.

10.21 Confidentiality. Bank shall hold all non-public information regarding Borrower and its business identified as such by Borrower and obtained by Bank prior to, on or after the date hereof in connection with the financing described in this Agreement in accordance with Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Bank may make (i) disclosures of such information to Affiliates of Bank and to their agents and advisors (and to other Persons authorized by Bank to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.21), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by Bank of the Loan (provided, such counterparties are advised of and agree in writing to be bound by the provisions of this Section 10.21), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from Bank, and (iv) disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, unless specifically prohibited by applicable law or court order, Bank shall promptly notify Borrower of each request by any governmental agency or representative thereof, or by any Person pursuant to legal process (other than any such request in connection with any examination of the financial condition or other routine examination of Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

ARTICLE XI

11.     SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES

11.1 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, or facsimile, as follows, unless such address is changed by written notice hereunder:

(A)     If to Borrower:

Theragenics Corporation 5203 Bristol Industrial Way Buford, Georgia 30518 Attention: Mr. James A. MacLennan Facsimile #(770) 831-5294

        with copies to:

Theragenics Corporation 5203 Bristol Industrial Way Buford, Georgia 30518 Attention: Tracy Culver, Esq. Facsimile #(770) 831-5295
Robert C. Lewinson, Esq. Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. 16th Floor Atlanta, Georgia 30303 Facsimile #(404) 572-6999

(B)     If to Bank:

SouthTrust Bank Suite 2700 600 West Peachtree Street Atlanta, Georgia 30308 Attention: Corporate Banking Department Facsimile #(404) 853-5766

        with a copy to:

                            Ray D. Gibbons, Esq.
                            Burr & Forman LLP
                            3100 SouthTrust Tower
                            Birmingham, Alabama  35203
                            Facsimile #(205) 458-5100

11.2 Governing Law. This Agreement is entered into and performable in Fulton County, Georgia, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Georgia shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that the Uniform Commercial Code or other applicable Law requires that the perfection, the effect of perfection or non-perfection, the priority of Bank’s Lien under the Loan Documents, or the enforcement of certain of Bank’s remedies with respect to the Collateral, be governed by the Laws of another Jurisdiction.

11.3 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.
(A)	BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(1)

SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA. THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND APPELLATE COURTS FROM ANY THEREOF;

(2)

CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3)

AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THIS AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH BANK SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(4)	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(B)	BORROWER AND BANK HEREBY:

(1)

IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTE, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(2)

AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

_________________

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

         THERAGENICS CORPORATION

By: /S/ James A. MacLennanIts:
Chief Financial Officer

                          SOUTHTRUST BANK

By: /S/ Noble S. JonesIts:
Vice President

STATE OF GEORGIACOUNTY
OF

        I, the undersigned, a Notary Public in and for said County in said State, hereby certify that ___________________________________________, whose name as _________________________________ of Theragenics Corporation, a Delaware corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

        Given under my hand and official seal, this the ______ day of October, 2003.

        [SEAL]

        Notary Public

        My Commission Expires:

STATE OF GEORGIA COUNTY
OF

        I, the undersigned, a Notary Public in and for said County in said State, hereby certify that ___________________________________________, whose name as ________________________ of SouthTrust Bank, an Alabama banking corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, as such officer and with full authority, executed the same voluntarily for and as the act of said banking corporation.

        Given under my hand and official seal, this the ______ day of October, 2003.
         [SEAL]
        Notary Public
        My Commission Expires:

1147684 v3 68

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATECOMPLIANCE
CERTIFICATE

FOR THE PERIOD ENDING _______________

      To: SouthTrust BankSuite
2700

      600 West Peachtree StreetAtlanta,
Georgia 30308

      Attention: Corporate Banking Department

        Pursuant to that certain Credit Agreement, dated as of October 29, 2003 (as amended from time to time, the “Credit Agreement”, capitalized terms used herein as therein defined), between THERAGENICS CORPORATION, a Delaware corporation (the “Borrower”), and SOUTHTRUST BANK, an Alabama banking corporation (the “Bank”), the undersigned submits this Compliance Certificate and certifies that the covenants and financial tests described in the Credit Agreement are as follows:

I.	Financial Statements and Reports Compliance (Please Indicate)

A.	Annual CPA audited, Fiscal Year-End financial

statements within 120 days after each Fiscal Year-End Yes No

B.     Quarterly unaudited financial statements within 45 days

after each Quarter-End Yes No

II. Liabilities to Tangible Net Worth

        Maximum of 0.5 to 1.0 allowed.

      As of the Quarter ending _______________

       $_________        /$__________ = ________        Yes       No
Liabilities              TNW       Ratio

III. Tangible Net Worth

      Minimum of $115,000,000.00

      Actual Tangible Net Worth for this

reporting period equals $_____________       Yes      No

IV. Liquid Assets

      Minimum of $25,000,000

      Actual Liquid Assets for this

reporting period equals $_____________        Yes       No

A.     The undersigned has individually reviewed the provisions of the Credit Agreement and a review of the activities of Borrower during the period covered by this Compliance Certificate has been made in reasonable detail by or under the supervision of the undersigned with a view to determining whether Borrower has kept, observed, performed and fulfilled all of its obligations under the Credit Agreement.

B.     Such review did not disclose, and I have no knowledge of, the existence of any Default or Event of Default which has occurred and is continuing [except as disclosed on the attachment hereto].

        Executed this ______ day of __________________, 20___.

        THERAGENICS CORPORATION

        By:

        Its: